EXHIBIT 99.03

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
Hartford Life Insurance Company
Hartford, Connecticut
We have audited the accompanying consolidated balance sheets of Hartford Life Insurance Company and its subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the consolidated financial statement schedules listed in the Index at Item 15. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hartford Life Insurance Company and its subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in Note 1 of the consolidated financial statements, the Company changed its method of accounting and reporting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008.
DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 23, 2010 (November 2, 2010 as to the change in segment composition impacting Note 2, Note 7 and Schedule III)

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Years Ended December 31,
	2009	2008	2007
	(In millions)
Revenues
Fee income and other	$3,752	$4,155	$4,470
Earned premiums	377	984	983
Net investment income (loss)
Securities available-for-sale and other	2,505	2,588	3,056
Equity securities held for trading	343	(246)	1
Total net investment income	2,848	2,342	3,057
Net realized capital gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(1,722)	(1,888)	(339)
OTTI losses recognized in other comprehensive income	530	—	—

Net OTTI losses recognized in earnings	(1,192)	(1,888)	(339)
Net realized capital gains (losses), excluding net OTTI losses recognized in earnings	315	(3,875)	(595)

Total net realized capital losses	(877)	(5,763)	(934)
Total revenues	6,100	1,718	7,576

Benefits, losses and expenses
Benefits, loss and loss adjustment expenses	3,716	4,047	3,982
Benefits, loss and loss adjustment expenses — returns credited on international unit-linked bonds and pension products	343	(246)	1
Insurance expenses and other	1,850	1,940	1,832
Amortization of deferred policy acquisition costs and present value of future profits	3,727	1,620	605
Goodwill impairment	—	184	—
Dividends to policyholders	12	13	11

Total benefits, losses and expenses	9,648	7,558	6,431

Income (loss) before income tax expense	(3,548)	(5,840)	1,145
Income tax expense (benefit)	(1,401)	(2,181)	252

Net income (loss)	(2,147)	$(3,659)	$893

Less: Net (income) loss attributable to the noncontrolling interest	(10)	105	(7)

Net income (loss) attributable to Hartford Life Insurance Company	$(2,157)	$(3,554)	$886

See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets

	As of December 31,
	2009	2008
	(In millions,
	except for share data)
ASSETS
Investments
Fixed maturities, available-for-sale, at fair value (amortized cost of $44,284 and $48,444)	$40,403	$39,560
Equity securities, held for trading, at fair value (cost of $2,359 and $1,830)	2,443	1,634
Equity securities, available for sale, at fair value (cost of $447 and $614)	419	434
Policy loans, at outstanding balance	2,120	2,154
Mortgage loans (net of allowances for loan losses of $260 and $13)	4,304	4,896
Limited partnership and other alternative investments	759	1,033
Other investments	338	1,237
Short-term investments	5,128	5,742

Total investments	55,914	56,690
Cash	793	661
Premiums receivable and agents’ balances, net	69	25
Reinsurance recoverables, net	3,140	3,195
Deferred income taxes, net	3,066	3,444
Deferred policy acquisition costs and present value of future profits	5,779	9,944
Goodwill	470	462
Other assets	1,709	3,267
Separate account assets	150,380	130,171

Total assets	$221,320	$207,859

LIABILITIES
Reserve for future policy benefits and unpaid losses and loss adjustment expenses	$11,318	$10,602
Other policyholder funds and benefits payable	43,526	52,647
Other policyholder funds and benefits payable — international unit-liked bonds and pension products	2,419	1,613
Consumer notes	1,136	1,210
Other liabilities	6,245	8,373
Separate account liabilities	150,380	130,171

Total liabilities	215,024	204,616

Commitments and contingent liabilities (Note 10)
Stockholder’s Equity
Common stock — 1,000 shares authorized, issued and outstanding, par value $5,690	6	6
Capital surplus	8,457	6,157
Accumulated other comprehensive loss, net of tax	(1,941)	(4,531)
Retained earnings	(287)	1,446

Total stockholder’s equity	6,235	3,078

Noncontrolling interest	61	165

Total equity	6,296	3,243

Total liabilities and stockholder’s equity	$221,320	$207,859

See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholder’s Equity

			Accumulated Other
			Comprehensive Income (Loss)
			Net Unrealized	Net (Loss)
			Capital	Gain On Cash	Foreign			Non-
			Gains (Losses)	Flow Hedging	Currency		Total	Controlling
	Common	Capital	On Securities,	Instruments,	Translation	Retained	Stockholder’s	Interest	Total
	Stock	Surplus	Net of Tax	Net of Tax	Adjs	Earnings	Equity	(Note 17)	Equity
	(In millions)
2009
Balance, December 31, 2008	$6	$6,157	$(4,806)	$440	$(165)	$1,446	$3,078	$165	$3,243
Comprehensive income
Net loss						(2,157)	(2,157)		(2,157)
Other comprehensive income, net of tax(1)
Net change in unrealized capital gains (losses) on securities(2)			3,229				3,229		3,229
Net gains on cash flow hedging instruments				(292)			(292)		(292)
Cumulative translation adjustments					115		115		115

Total other comprehensive income							3,052		3,052
Total comprehensive income							895		895
Capital contribution from parent(3)		2,300					2,300		2,300
Dividends declared						(38)	(38)		(38)
Cumulative effect of accounting changes, net of tax			(462)			462	—		—

Change in noncontrolling interest ownership								(114)	(114)

Noncontrolling income (loss)								10	10

Balance, December 31, 2009	$6	$8,457	$(2,039)	$148	$(50)	$(287)	$6,235	$61	6,296

2008
Balance, December 31, 2007	$6	$3,746	$(318)	$(137)	$8	$5,315	$8,620	$255	$8,875
Comprehensive income
Net loss						(3,554)	(3,554)		(3,554)
Other comprehensive income, net of tax(1)
net change in unrealized capital gains (losses) on securities(2)			(4,488)				(4,488)		(4,488)
Net loss on cash flow hedging instruments				577			577		577
Cumulative translation adjustments					(173)		(173)		(173)

Total other comprehensive Loss							(4,084)		(4,084)

Total comprehensive loss							(7,638)		(7,638)
Capital contribution from parent(3)		2,411					2,411		2,411
Dividends declared						(313)	(313)		(313)
Cumulative effect of accounting changes, net of tax						(2)	(2)		(2)

Change in noncontrolling interest ownership								15	15

Noncontrolling income (loss)								(105)	(105)
Balance, December 31, 2008	$6	$6,157	$(4,806)	$440	$(165)	$1,446	$3,078	$165	$3,243

2007
Balance, December 31, 2006
Comprehensive income	$6	$3,317	$503	$(210)	$(4)	$4,894	$8,506	$142	$8,648
Net income						886	886		886

Other comprehensive income, net of tax(1)
net change in unrealized capital gains (losses) on securities(2)			(821)				(821)		(821)
Net loss on cash flow hedging instruments				73			73		73

			Accumulated Other
			Comprehensive Income (Loss)
			Net Unrealized	Net (Loss)
			Capital	Gain On Cash	Foreign			Non-
			Gains (Losses)	Flow Hedging	Currency		Total	Controlling
	Common	Capital	On Securities,	Instruments,	Translation	Retained	Stockholder’s	Interest	Total
	Stock	Surplus	Net of Tax	Net of Tax	Adjs	Earnings	Equity	(Note 17)	Equity
	(In millions)
Cumulative translation adjustments					12		12		12

Total other comprehensive income							(736)		(736)

Total comprehensive income							150		150
Capital contribution from parent		429					429		429
Dividends declared						(461)	(461)		(461)
Cumulative effect of accounting changes, net of tax						(4)	(4)		(4)

Change in noncontrolling interest ownership								106	106

Noncontrolling income (loss)								7	7

Balance, December 31, 2007	$6	$3,746	$(318)	$(137)	$8	$5,315	$8,620	$255	$8,875

(1)
Net change in unrealized capital gain on securities is reflected net of tax provision (benefit) and other items of $(1,739), $2,416 and $443 for the years ended December 31, 2009, 2008 and 2007, respectively. Net (loss) gain on cash flow hedging instruments is net of tax provision (benefit) of $157, $(310) and $(39) for the years ended December 31, 2009, 2008 and 2007, respectively. There is no tax effect on cumulative translation adjustments.

(2)	There were reclassification adjustments for after-tax gains (losses) realized in net income of $(1,076), $(1,396), and $(135) for the years ended December 31, 2009, 2008 and 2007, respectively.

(3)
The Company received $2.1 billion in capital contributions from its parent and returned capital of $700 to its parent. The Company received noncash capital contributions of $887 as a result of valuations associated with the October 1st reinsurance transaction with an affiliated captive reinsurer. Refer to Note 16 Transactions with Affiliates. The Company received a noncash asset capital contribution of $180 from its parent company during 2008.

See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008	2007
	(In millions)
Operating Activities
Net income(loss)	$(2,147)	$(3,659)	$893
Adjustments to reconcile net income(loss) to net cash provided by operating activities
Amortization of deferred policy acquisition costs and present value of future profits	3,727	1,620	605
Additions to deferred policy acquisition costs and present value of future profits	(674)	(1,258)	(1,557)
Change in:
Reserve for future policy benefits, unpaid losses and loss adjustment expenses	574	1,161	1,228
Reinsurance recoverables	66	(29)	(235)
Receivables and other assets	(20)	66	188
Payables and accruals	420	(369)	585
Accrued and deferred income taxes	(797)	(2,166)	(112)
Net realized capital losses	877	5,763	934
Net receipts from investment contracts related to policyholder funds — International unit-linked bonds and pension products	804	396	867
Net increase in equity securities held for trading	(809)	(386)	(877)
Depreciation and amortization	173	78	441
Goodwill impairment	—	184	—
Other, net	328	(190)	(345)

Net cash provided by (used for) operating activities	$2,522	$1,211	$2,615

Investing Activities
Proceeds from the sale/maturity/prepayment of:
Fixed maturities and short-term investments, available for sale	$37,224	$12,104	$19,094
Equity securities, available-for-sale	162	140	315
Mortgage loans	413	325	958
Partnerships	173	250	175
Payments for the purchase of:
Fixed maturities and short-term investments, available for sale	(35,519)	(18,216)	(22,027)
Equity securities, available-for-sale	(61)	(144)	(484)
Mortgage loans	(197)	(1,067)	(2,492)
Partnerships	(121)	(330)	(607)
Derivative net	(520)	1,170	(274)
Purchase price of businesses acquired	—	(78)	(10)
Change in policy loans, net	34	(139)	(6)
Change in payables for collateral under securities lending, net	(1,805)	(974)	1,306
Change in all other, net	25	362	(320)

Net cash provided by (used for) investing activities	$(192)	$(6,597)	$(4,372)

Financing Activities
Deposits and other additions to investment and universal life-type contracts	13,398	22,449	33,282
Withdrawals and other deductions from investment and universal life-type contracts	(23,487)	(28,105)	(31,299)
Net transfers (to)/from separate accounts related to investment and universal life-type contracts	6,805	7,074	(607)
Issuances (repayments) of structured financing	(189)	2,001	—
Capital contributions(1),(2)	1,397	2,231	397
Dividends paid(1)	(33)	(299)	(459)
Net Issuances/(Repayments) at maturity or settlement of consumer notes	(74)	401	551

Net cash provided by (used for) financing activities	$(2,183)	$5,752	$1,865

Impact of foreign exchange	(15)	(128)	3
Net (decrease) increase in cash	132	238	111

Cash — beginning of year	661	423	312

Cash — end of year	$793	$661	$423

Supplemental Disclosure of Cash Flow Information:
Net Cash Paid (Received) During the Year for:
Income taxes	$(282)	$(183)	$329
See Notes to Consolidated Financial Statements.
Supplemental schedule of noncash operating and financing activities:

(1)
The Company made noncash dividends of $5 related to the assumed reinsurance agreements with Hartford Life Insurance K.K. (“HLIKK”). The Company made noncash dividends of $54 and received a noncash capital contributions of $180 from its parent company during 2008 related to the assumed reinsurance agreement with HLIKK.

(2)
The Company received noncash capital contributions of $887 as a result of valuations associated with an October 1st reinsurance transaction with an affiliated captive reinsurer. Refer to Note 16, Transactions with Affiliates, for further discussion of this transaction.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in millions, unless otherwise stated)
1. Basis of Presentation and Accounting Policies
Hartford Life Insurance Company (together with its subsidiaries, “HLIC”, “Company”, “we” or “our”) is a provider of insurance and investment products in the United States (“U.S.”) and is an indirect wholly-owned subsidiary of The Hartford Financial Services Group, Inc. (“The Hartford”).
The Consolidated Financial Statements have been prepared on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), which differ materially from the accounting practices prescribed by various insurance regulatory authorities.
Consolidation
The Consolidated Financial Statements include the accounts of Hartford Life Insurance Company, companies in which the Company directly or indirectly has a controlling financial interest and those variable interest entities (“VIEs”) in which the Company is required to consolidate. Entities in which HLIC has significant influence over the operating and financing decisions but are not required to consolidate are reported using the equity method. Material intercompany transactions and balances between HLIC and its subsidiaries have been eliminated. For further information on VIEs, see Note 4.
Use of Estimates
The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The most significant estimates include those used in determining estimated gross profits used in the valuation and amortization of assets and liabilities associated with variable annuity and other universal life-type contracts; living benefits required to be fair valued; valuation of investments and derivative instruments, evaluation of other-than-temporary impairments on available-for-sale securities; and contingencies relating to corporate litigation and regulatory matters; goodwill impairment and valuation allowance on deferred tax assets. Certain of these estimates are particularly sensitive to market conditions, and deterioration and/or volatility in the worldwide debt or equity markets could have a material impact on the Consolidated Financial Statements.
Reclassifications
Certain reclassifications have been made to prior year financial information to conform to the current year presentation.
Adoption of New Accounting Standards
Other-Than-Temporary Impairments
In April 2009, the Financial Accounting Standards Board (“FASB”) updated the guidance related to the recognition and presentation of other-than-temporary impairments. The Company adopted this new guidance for its interim reporting period ending on June 30, 2009 and upon adoption of this guidance, the Company recognized a $462, net of tax and deferred acquisition costs, increase to Retained Earnings with an offsetting decrease in Accumulated Other Comprehensive Income. See Note 4 for the Company’s accounting policy and disclosures.

Noncontrolling Interests in Consolidated Financial Statements
A noncontrolling interest refers to the minority interest portion of the equity of a subsidiary that is not attributable directly or indirectly to a parent. This updated guidance establishes accounting and reporting standards that require for-profit entities that prepare consolidated financial statements to: (a) present noncontrolling interests as a component of equity, separate from the parent’s equity, (b) separately present the amount of consolidated net income attributable to noncontrolling interests in the income statement, (c) consistently account for changes in a parent’s ownership interests in a subsidiary in which the parent entity has a controlling financial interest as equity transactions, (d) require an entity to measure at fair value its remaining interest in a subsidiary that is deconsolidated, and (e) require an entity to provide sufficient disclosures that identify and clearly distinguish between interests of the parent and interests of noncontrolling owners. This guidance applies to all for-profit entities that prepare consolidated financial statements, and affects those for-profit entities that have outstanding noncontrolling interests in one or more subsidiaries or that deconsolidate a subsidiary. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 with earlier adoption prohibited. Upon adoption of this guidance on January 1, 2009, the Company reclassified $142 of noncontrolling interest, recorded in other liabilities, to equity as of January 1, 2007. The adoption of this guidance resulted in certain reclassifications of noncontrolling interests within the Company’s Consolidated Statements of Operations. See Note 4 for the Company’s accounting policy and disclosures.
Future Adoption of New Accounting Standards
Amendments to Consolidation Guidance for VIEs
In June 2009, the FASB issued accounting guidance which amends the current quantitative consolidation requirements applicable to variable interest entities (“VIE”). Under this new guidance, an entity would consolidate a VIE when the entity has both the (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) The obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. The FASB also issued a proposed amendment to this guidance in January 2010 which defers application of this guidance to certain entities that apply specialized accounting guidance for investment companies.
The Company adopted this updated guidance on January 1, 2010, the effective date. As a result of adoption, in addition to those VIEs the Company currently consolidates under the old guidance, the Company determined it will consolidate a Company sponsored collateralized debt obligation (“CDO”) and a Company sponsored collateralized loan obligation (“CLO”) that are VIEs. The Company expects the impact of these consolidations on its consolidated financial statements to be an increase in assets and increase in liabilities of approximately $350. The Company concluded that it has control over the activities that most significantly impact the economic performance of these VIEs as they provide collateral management services, earn a fee for these services and also have investments issued by the entities. These vehicles issued debt and the debt holders have no recourse to the general credit of the Company. The Company’s maximum exposure to loss for these vehicles is their investment in the entities, fair valued at $240 as of December 31, 2009.
The Company’s has investments in mutual funds, limited partnerships and other alternative investments including hedge funds, mortgage and real estate funds, mezzanine debt funds, and private equity and other funds which may be VIEs. The accounting for these investments will remain unchanged as they fall within the scope of the proposed deferral of this new consolidation guidance.
Significant Accounting Policies
The Company’s significant accounting policies are described below or are referenced below to the applicable Note where the description is included.

Accounting Policy	Note
Fair Value Measurements	3
Investments and Derivative Instruments	4
Reinsurance	5
Deferred Policy Acquisition Costs and Present Value of Future Profits	6
Goodwill and Other Intangible Assets	7
Separate Accounts	8
Sales Inducements	9
Commitments and Contingencies	10
Income Taxes	11

Dividends to Policyholders
Policyholder dividends are paid to certain policies, which are referred to as participating policies. Such dividends are accrued using an estimate of the amount to be paid based on underlying contractual obligations under policies and applicable state laws.
Participating life insurance in-force accounted for 7% as of December 31, 2009, 2008 and 2007 of total life insurance in-force. Dividends to policyholders were $12, $13 and $11 for the years ended December 31, 2009, 2008 and 2007, respectively. There were no additional amounts of income allocated to participating policyholders. If limitations exist on the amount of net income from participating life insurance contracts that may be distributed to stockholder’s, the policyholder’s share of net income on those contracts that cannot be distributed is excluded from stockholder’s equity by a charge to operations and a credit to a liability.
Foreign Currency Translation
Foreign currency translation gains and losses are reflected in stockholders’ equity as a component of accumulated other comprehensive income. The Company’s foreign subsidiaries’ balance sheet accounts are translated at the exchange rates in effect at each year end and income statement accounts are translated at the average rates of exchange prevailing during the year. The national currencies of the international operations are generally their functional currencies.
Mutual Funds
The Company maintains a retail mutual fund operation, whereby the Company, through wholly-owned subsidiaries, provides investment management and administrative services to series of The Hartford Mutual Funds, Inc.; The Hartford Mutual Funds II, Inc.; and The Hartford Income Shares Fund, Inc. (collectively, “mutual funds”), consisting of 52 mutual funds and 1 closed-end fund, as of December 31, 2009. The Company charges fees to these funds, which are recorded as revenue by the Company. These funds are registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Company, through its wholly-owned subsidiaries, also provides investment management and administrative services (for which it receives revenue) for 18 mutual funds established under the laws of the Province of Ontario, Canada, and registered with the Ontario Securities Commission.
The mutual funds are owned by the shareholders of those funds and not by the Company. As such, the mutual fund assets and liabilities and related investment returns are not reflected in the Company’s consolidated financial statements since they are not assets, liabilities and operations of the Company.
Other Policyholder Funds and Benefits Payable
The Company has classified its fixed and variable annuities, 401(k), certain governmental annuities, private placement life insurance, variable universal life insurance, universal life insurance and interest sensitive whole life insurance as universal life-type contracts. The liability for universal life-type contracts is equal to the balance that accrues to the benefit of the policyholders as of the financial statement date (commonly referred to as the account value), including credited interest, amounts that have been assessed to compensate the Company for services to be performed over future periods, and any amounts previously assessed against policyholders that are refundable on termination of the contract.
The Company has classified its institutional and governmental products, without life contingencies, including funding agreements, certain structured settlements and guaranteed investment contracts, as investment contracts. The liability for investment contracts is equal to the balance that accrues to the benefit of the contract holder as of the financial statement date, which includes the accumulation of deposits plus credited interest, less withdrawals and amounts assessed through the financial statement date. Contract holder funds include funding agreements held by VIEs issuing medium-term notes.

Reserve for Future Policy Benefits and Unpaid Losses and Loss Adjustment
Liabilities for the Company’s group life and disability contracts as well as its individual term life insurance policies include amounts for unpaid losses and future policy benefits. Liabilities for unpaid losses include estimates of amounts to fully settle known reported claims as well as claims related to insured events that the Company estimates have been incurred but have not yet been reported. Liabilities for future policy benefits are calculated by the net level premium method using interest, withdrawal and mortality assumptions appropriate at the time the policies were issued. The methods used in determining the liability for unpaid losses and future policy benefits are standard actuarial methods recognized by the American Academy of Actuaries. For the tabular reserves, discount rates are based on the Company’s earned investment yield and the morbidity/mortality tables used are standard industry tables modified to reflect the Company’s actual experience when appropriate. In particular, for the Company’s group disability known claim reserves, the morbidity table for the early durations of claim is based exclusively on the Company’s experience, incorporating factors such as gender, elimination period and diagnosis. These reserves are computed such that they are expected to meet the Company’s future policy obligations. Future policy benefits are computed at amounts that, with additions from estimated premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company’s policy obligations at their maturities or in the event of an insured’s death. Changes in or deviations from the assumptions used for mortality, morbidity, expected future premiums and interest can significantly affect the Company’s reserve levels and related future operations and, as such, provisions for adverse deviation are built into the long-tailed liability assumptions.
Certain contracts classified as universal life-type may also include additional death or other insurance benefit features, such as guaranteed minimum death benefits offered with variable annuity contracts and no lapse guarantees offered with universal life insurance contracts. An additional liability is established for these benefits by estimating the expected present value of the benefits in excess of the projected account value in proportion to the present value of total expected assessments. Excess benefits are accrued as a liability as actual assessments are recorded. Determination of the expected value of excess benefits and assessments are based on a range of scenarios and assumptions including those related to market rates of return and volatility, contract surrender rates and mortality experience. Revisions to assumptions are made consistent with the Company’s process for a DAC unlock.
Revenue Recognition
For investment and universal life-type contracts, the amounts collected from policyholders are considered deposits and are not included in revenue. Fee income for universal life-type contracts consists of policy charges for policy administration, cost of insurance charges and surrender charges assessed against policyholders’ account balances and are recognized in the period in which services are provided. For the Company’s traditional life and group disability products premiums are recognized as revenue when due from policyholders.
Income Taxes
The Company recognizes taxes payable or refundable for the current year and deferred taxes for the tax consequences of differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. See Note 11 for a further discussion of the account for income taxes.

2. Segment Information
The Company has four reporting segments: Global Annuity, Life Insurance, Retirement Plans, and Mutual Funds.
•
Global Annuity offers variable, fixed market value adjusted (“MVA”) annuities, structured settlements, single premium immediate annuities, longevity assurance to individuals as well as customized investment, insurance, and income solutions to select markets of institutional investors. Products offered to institutional investors (“IIP”) include mutual funds, stable value contracts, institutional annuities (primarily terminal funding cases) and mutual funds owned by institutional investors.

•
Life Insurance sells a variety of life insurance products, including variable universal life, universal life, interest sensitive whole life, term life, and variable private placement life insurance (“PPLI”) owned by corporations and high net worth individuals.

•
Retirement Plans provides products and services to corporations pursuant to Section 401(k) and products and services to municipalities and not-for-profit organizations under Section 457 and 403(b) of the Internal Revenue Service Code of 1986 as amended (“the IRS Code”).

•	Mutual Funds offers retail mutual funds and college savings plans under Section 529 of the IRS Code.
In addition to the reporting segments noted above, the Company includes in an Other category its leveraged PPLI product line of business, corporate items not directly allocated to any of its reporting segments, intersegment eliminations, direct and assumed guaranteed minimum income benefit (“GMIB”), guaranteed minimum death benefit (“GMDB”), guaranteed minimum accumulation benefit (“GMAB”) and guaranteed minimum withdrawal benefit (“GMWB”) which is subsequently ceded to an affiliated captive reinsurer, and certain group benefit products, including group life and group disability insurance that is directly written by the Company and for which nearly half is ceded to its parent, Hartford Life and Accident Insurance Company (“HLA”).
The accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies in Note 1. The Company evaluates performance of its segments based on revenues, net income and the segment’s return on allocated capital. Each operating segment is allocated corporate surplus as needed to support its business.
The Company charges direct operating expenses to the appropriate segment and allocates the majority of indirect expenses to the segments based on an intercompany expense arrangement. Inter-segment revenues primarily occur between the Company’s Other category and the reporting segments. These amounts primarily include interest income on allocated surplus and interest charges on excess separate account surplus. Consolidated net investment income is unaffected by such transactions.
The following tables represent summarized financial information concerning the Company’s reporting segments.

Revenues by Product Line	For the years ended December 31,
Revenues	2009	2008	2007
Earned premiums, fees, and other considerations
Global Annuity
Individual variable annuity	$1,589	$1,981	$2,248
Fixed / MVA and other annuity	28	13	11
IIP	386	929	1,018

Total Global Annuity	$2,003	$2,923	$3,277
Life Insurance
Variable life	503	374	379
Universal life	362	376	343
Term life	37	42	48
PPLI	115	119	224

Total Life Insurance	$1,017	$911	$994
Retirement Plans
401(k)	286	290	187
403(b)/457	38	48	55

Total Retirement Plans	$324	$338	$242
Mutual Funds
Retail mutual funds	423	538	565
Other	32	32	30

Total Mutual Funds	$455	$570	$595
Other	330	397	345

Total premiums, fees, and other considerations	4,129	5,139	5,453

Net investment income	2,848	2,342	3,057
Net realized capital losses	(877)	(5,763)	(934)

Total Revenues	$6,100	$1,718	7,576

	For the years ended December 31,
Net income (loss) attributable to shareholder	2009	2008	2007
Global Annuity	$(2,620)	$(1,866)	$701
Life Insurance	28	(22)	208
Retirement Plans	(222)	(157)	60
Mutual Funds	32	37	62
Other	625	(1,546)	(145)

Total net income (loss)	$(2,157)	$(3,554)	$886

Net investment income (loss)
Global Annuity	$1,929	$1,539	$2,032
Life Insurance	317	313	354
Retirement Plans	315	342	355
Mutual Funds	(16)	(12)	(5)
Other	303	160	321

Total net investment income	$2,848	$2,342	$3,057

Amortization of deferred policy acquisition and present value of future profits
Global Annuity	$3,300	$1,272	$342
Life Insurance	315	168	119
Retirement Plans	56	91	59
Mutual Funds	58	92	85
Other	(2)	(3)	—

Total amortization of DAC	$3,727	$1,620	$605

Income tax expense (benefit)
Global Annuity	$(1,604)	$(1,196)	$169
Life Insurance	(27)	(35)	92
Retirement Plans	(143)	(133)	17
Mutual Funds	18	20	34
Other	355	(837)	(60)

Total income tax expense (benefit)	$(1,401)	$(2,181)	$252

	December 31,
	2009	2008
Assets
Global Annuity	$126,326	$122,307
Life Insurance	54,376	50,041
Retirement Plans	28,180	22,668
Mutual Funds	140	380
Other	12,298	12,463

Total assets	$221,320	$207,859

3. Fair Value Measurements
Fair Value Disclosures
The following financial instruments are carried at fair value in the Company’s Consolidated Financial Statements: fixed maturities and equity securities, available-for-sale (“AFS”), equity securities, trading, short-term investments, freestanding and embedded derivatives, and separate account assets.
The following section applies the fair value hierarchy and disclosure requirements for the Company’s financial instruments that are carried at fair value. The fair value hierarchy prioritizes the inputs in the valuation techniques used to measure fair value into three broad Levels (Level 1, 2, and 3).

Level 1
Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 1 securities include highly liquid U.S. Treasuries, money market funds, and exchange traded equity and derivative securities.

Level 2
Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets and liabilities. Most debt securities and some preferred stocks are model priced by vendors using observable inputs and are classified within Level 2. Also included in the Level 2 category are derivative instruments that are priced using models with observable market inputs, including interest rate, foreign currency and certain credit default swap contracts and have no significant unobservable market inputs.

Level 3
Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). Level 3 securities include less liquid securities such as highly structured and/or lower quality asset-backed securities (“ABS”), commercial mortgage-backed securities (“CMBS”), commercial real estate (“CRE”) collateralized debt obligations (“CDOs”), residential mortgage-backed securities (“RMBS”) primarily below prime loans, and private placement securities. Also included in Level 3 are guaranteed product embedded and reinsurance derivatives and other complex derivatives securities, including customized GMWB hedging derivatives, equity derivatives, longer dated derivatives, swaps with optionality, and certain complex credit derivatives. Because Level 3 fair values, by their nature, contain unobservable market inputs as there is little or no observable market for these assets and liabilities, considerable judgment is used to determine the Level 3 fair values. Level 3 fair values represent the Company’s best estimate of an amount that could be realized in a current market exchange absent actual market exchanges.

In many situations, inputs used to measure the fair value of an asset or liability position may fall into different levels of the fair value hierarchy. In these situations, the Company will determine the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value. In most cases, both observable (e.g., changes in interest rates) and unobservable (e.g., changes in risk assumptions) inputs are used in the determination of fair values that the Company has classified within Level 3. Consequently, these values and the related gains and losses are based upon both observable and unobservable inputs. The Company’s fixed maturities included in Level 3 are classified as such as they are primarily priced by independent brokers and/or within illiquid markets (i.e., below-prime RMBS).
These disclosures provide information as to the extent to which the Company uses fair value to measure financial instruments and information about the inputs used to value those financial instruments to allow users to assess the relative reliability of the measurements. The following tables present assets and (liabilities) carried at fair value by hierarchy level.

	December 31, 2009
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets accounted for at fair value on a recurring basis
ABS	$1,903	$—	$1,406	$497
CDOs	2,165	—	56	2,109
CMBS	5,365	—	5,096	269
Corporate	23,667	—	18,428	5,239
Foreign government/government agencies	846	—	766	80
States, municipalities and political subdivisions (“Municipal”)	780	—	562	218
RMBS	3,336	—	2,341	995
U.S. Treasuries	2,341	325	2,016	—

Total fixed maturities	40,403	325	30,671	9,407
Equity securities, trading	2,443	2,443	—	—
Equity securities, AFS	419	113	274	32
Other investments
Variable annuity hedging derivatives and macro hedge program	212	8	16	188
Other derivatives(1)	8	—	(4)	12

Total other investments	220	8	12	200
Short-term investments	5,128	3,785	1,343	—
Reinsurance recoverable for U.S. GMWB and Japan GMWB, GMIB, and GMAB(2)	1,108	—	—	1,108
Separate account assets(3)	147,418	112,863	33,593	962

Total assets accounted for at fair value on a recurring basis	$197,139	$119,537	$65,893	$11,709

Liabilities accounted for at fair value on a recurring basis
Other policyholder funds and benefits payable
Guaranteed living benefits	$(3,439)	$—	$—	$(3,439)
Institutional notes	(2)	—	—	(2)
Equity linked notes	(10)	—	—	(10)

Total other policyholder funds and benefits payable	(3,451)	—	—	(3,451)
Other liabilities(4)
Variable annuity hedging derivatives and macro hedge program	158	(2)	(178)	338
Other derivative liabilities	(45)	—	125	(170)

Total other liabilities	113	(2)	(53)	168
Consumer notes(5)	(5)	—	—	(5)

Total liabilities accounted for at fair value on a recurring basis	$(3,343)	$(2)	$(53)	$(3,288)

(1)
Includes over-the-counter derivative instruments in a net asset value position which may require the counterparty to pledge collateral to the Company. At December 31, 2009, $104 was the amount of cash collateral liability that was netted against the derivative asset value on the Consolidated Balance Sheet, and is excluded from the table above. See footnote 3 below for derivative liabilities.

(2)
Includes fair value of reinsurance recoverables of approximately $761 related to a transaction entered into on October 1, 2009 with an affiliated captive reinsurer. Please see Note 16 Transactions with Affiliates for more information.

(3)	As of December 31 ,2009 excludes approximately $3 billion of investment sales receivable that are not subject to fair value accounting.

(4)
Includes over-the-counter derivative instruments in a net negative market value position (derivative liability). In the Level 3 roll forward table included below in this Note, the derivative asset and liability are referred to as “freestanding derivatives” and are presented on a net basis.

(5)	Represents embedded derivatives associated with non-funding agreement-backed consumer equity-linked notes.

	December 31, 2008
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets accounted for at fair value on a recurring basis
Fixed maturities	$39,560	$3,502	$27,316	$8,742
Equity securities, trading	1,634	1,634	—	—
Equity securities, AFS	434	148	227	59
Other investments
Variable annuity hedging derivatives and macro hedge program	600	—	13	587
Other derivatives(1)	522	—	588	(66)

Total other investments	1,122	—	601	521
Short-term investments	5,742	4,030	1,712	—
Reinsurance recoverable for U.S. GMWB	1,302	—	—	1,302
Separate account assets(2)	126,367	94,394	31,187	786

Total assets accounted for at fair value on a recurring basis	$176,161	$103,708	$61,043	$11,410

Liabilities accounted for at fair value on a recurring basis
Other policyholder funds and benefits payable
Guaranteed living benefits	$(9,206)	$—	$—	$(9,206)
Institutional notes	(41)	—	—	(41)
Equity linked notes	(8)	—	—	(8)

Total other policyholder funds and benefits payable	(9,255)	—	—	(9,255)
Other liabilities
Variable annuity hedging derivatives and macro hedge program	2,201	—	14	2,187
Other derivative liabilities	5	—	173	(168)

Total Other liabilities(3)	2,206	—	187	2,019
Consumer notes(4)	(5)	—	—	(5)

Total liabilities accounted for at fair value on a recurring basis	$(7,054)	$—	$187	$(7,241)

(1)
Includes over-the-counter derivative instruments in a net asset value position which may require the counterparty to pledge collateral to the Company. At December 31, 2008, $507 of cash collateral liability was netted against the derivative asset value on the Consolidated Balance Sheet, and is excluded from the table above. See footnote 3 below for derivative liabilities.

(2)	As of December 31, 2008 excludes approximately $3 billion of investment sales receivable net of investment purchases payable that are not subject to fair value accounting.

(3)
Includes over-the-counter derivative instruments in a net negative market value position (derivative liability). In the Level 3 roll-forward table included below in this Note, the derivative asset and liability are referred to as “freestanding derivatives” and are presented on a net basis.

(4)	Represents embedded derivatives associated with non-funding agreement-backed consumer equity-linked notes.
Determination of fair values
The valuation methodologies used to determine the fair values of assets and liabilities under the “exit price” notion, reflect market-participant objectives and are based on the application of the fair value hierarchy that prioritizes relevant observable market inputs over unobservable inputs. The Company determines the fair values of certain financial assets and financial liabilities based on quoted market prices where available and where prices represent a reasonable estimate of fair value. The Company also determines fair value based on future cash flows discounted at the appropriate current market rate. Fair values reflect adjustments for counterparty credit quality, the Company’s default spreads, liquidity, and, where appropriate, risk margins on unobservable parameters. The following is a discussion of the methodologies used to determine fair values for the financial instruments listed in the above tables.

Available-for-Sale Securities and Short-Term Investments
The fair value of AFS securities and short-term investments in an active and orderly market (e.g. not distressed or forced liquidation) is determined by management after considering one of three primary sources of information: third party pricing services, independent broker quotations or pricing matrices. Security pricing is applied using a “waterfall” approach whereby publicly available prices are first sought from third party pricing services, the remaining unpriced securities are submitted to independent brokers for prices, or lastly, securities are priced using a pricing matrix. Typical inputs used by these three pricing methods include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids, offers, and/or estimated cash flows and prepayments speeds. Based on the typical trading volumes and the lack of quoted market prices for fixed maturities, third party pricing services will normally derive the security prices from recent reported trades for identical or similar securities making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recent reported trades, the third party pricing services and brokers may use matrix or model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at an estimated market rate. Included in the pricing of ABS and RMBS are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates.
Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding. A pricing matrix is used to price securities for which the Company is unable to obtain either a price from a third party pricing service or an independent broker quotation, by discounting the expected future cash flows from the security by a developed market discount rate utilizing current credit spread levels. Credit spreads are developed each month using market based data for public securities adjusted for credit spread differentials between public and private securities which are obtained from a survey of multiple private placements brokers.
The Company performs a monthly analysis of the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. As a part of this analysis, the Company considers trading volume and other factors to determine whether the decline in market activity is significant when compared to normal activity in an active market, and if so, whether transactions may not be orderly considering the weight of available evidence. If the available evidence indicates that pricing is based upon transactions that are stale or not orderly, the Company places little, if any, weight on the transaction price and will estimate fair value utilizing an internal pricing model. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include, but are not limited to, initial and on-going review of third party pricing services methodologies, review of pricing statistics and trends, back testing recent trades, and monitoring of trading volumes, new issuance activity and other market activities. In addition, the Company ensures that prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed based on spreads, and when available, market indices. As a result of this analysis, if the Company determines that there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly. The Company’s internal pricing model utilizes the Company’s best estimate of expected future cash flows discounted at a rate of return that a market participant would require. The significant inputs to the model include, but are not limited to, current market inputs, such as credit loss assumptions, estimated prepayment speeds and market risk premiums.
The Company has analyzed the third party pricing services’ valuation methodologies and related inputs, and has also evaluated the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy level based upon trading activity and the observability of market inputs. Most prices provided by third party pricing services are classified into Level 2 because the inputs used in pricing the securities are market observable. Due to a general lack of transparency in the process that brokers use to develop prices, most valuations that are based on brokers’ prices are classified as Level 3. Some valuations may be classified as Level 2 if the price can be corroborated. Internal matrix priced securities, primarily consisting of certain private placement securities, are also classified as Level 3 due to significant non-observable inputs.
Derivative Instruments, including embedded derivatives within investments
Freestanding derivative instruments are reported in the Consolidated Balance Sheets at fair value and are reported in other investments and other liabilities. Embedded derivatives are reported with the host instruments in the Consolidated Balance Sheets. Derivative instruments are fair valued using pricing valuation models, which utilize market data inputs or independent broker quotations. Excluding embedded and reinsurance related derivatives, as of December 31, 2009 and 2008, 96% and 95%, respectively, of derivatives, based upon notional values, were priced by valuation models, which utilize independent market data. The remaining derivatives were priced by broker quotations. The derivatives are valued using mid-market inputs that are predominantly observable in the market. Inputs used to value derivatives include, but are not limited to, swap interest rates, foreign currency forward and spot rates, credit spreads and correlations, interest and equity volatility and equity index levels. The Company performs a monthly analysis on derivative valuations which includes both quantitative and qualitative analysis. Examples of procedures performed include, but are not limited to, review of pricing statistics and trends, back testing recent trades, analyzing the impacts of changes in the market environment, and review of changes in market value for each derivative including those derivatives priced by brokers.

The Company utilizes derivative instruments to manage the risk associated with certain assets and liabilities. However, the derivative instrument may not be classified with the same fair value hierarchy level as the associated assets and liabilities. Therefore the realized and unrealized gains and losses on derivatives reported in Level 3 may not reflect the offsetting impact of the realized and unrealized gains and losses of the associated assets and liabilities.
Product Derivatives
The Company currently offers certain variable annuity products with a guaranteed minimum withdrawal benefit (“GMWB”) rider in the U.S., and formerly offered GMWBs in the U.K. and Japan. The Company has also assumed, through reinsurance, from HLIKK GMIB, GMWB and GMAB. The GMWB represents an embedded derivative in the variable annuity contract. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host for measurement purposes. The embedded derivative, which is reported with the host instrument in the consolidated balance sheets, is carried at fair value with changes in fair value reported in net realized capital gains and losses. The Company’s GMWB liability is carried at fair value and reported in other policyholder funds.
In valuing the embedded derivative, the Company attributes to the derivative a portion of the fees collected from the contract holder equal to the present value of future GMWB claims (the “Attributed Fees”). All changes in the fair value of the embedded derivative are recorded in net realized capital gains and losses. The excess of fees collected from the contract holder over the Attributed Fees are associated with the host variable annuity contract reported in fee income.
The reinsurance assumed on the HLIKK GMIB, GMWB, and GMAB meet the characteristics of a free-standing derivative instrument. As a result, the derivative asset or liability is recorded at fair value with changes in the fair value reported in net realized capital gains and losses.
U.S. GMWB Ceded Reinsurance Derivative
The fair value of the U.S. GMWB reinsurance derivative is calculated as an aggregation of the components described in the Living Benefits Required to be Fair Valued discussion below and is modeled using significant unobservable policyholder behavior inputs, identical to those used in calculating the underlying liability, such as lapses, fund selection, resets and withdrawal utilization and risk margins.
During 2009, the Company entered into a reinsurance arrangement with an affiliated captive reinsurer to transfer a portion of its risk of loss associated with direct US GMWB and assumed HLIKK GMIB, GMWB, and GMAB. This arrangement is recognized as a derivative and carried at fair value in reinsurance recoverables. Changes in the fair value of the reinsurance agreement are reported in net realized capital gains and losses. Please see Note 16 for more information on this transaction.
Adoption of Fair Value Accounting
The impact on January 1, 2008 of adopting fair value measurement guidance for guaranteed benefits and the related reinsurance was a reduction to net income of $311, after the effects of DAC amortization and income taxes.
The adoption of fair value accounting resulted in lower variable annuity fee income for new business issued as Attributed Fees increased consistent with incorporating additional risk margins and other indicia of “exit value” in the valuation of the embedded derivative. The level of Attributed Fees for new business each quarter also depends on the level of equity index volatility, as well as other factors, including interest rates. As equity index volatility increased, interest rates have declined and fees ascribed to new business cohorts issued have risen to levels above the rider fee for most products. The extent of any excess of Attributed Fee over rider fee will vary by product.
Separate Account Assets
Separate account assets are primarily invested in mutual funds but also have investments in fixed maturity and equity securities. The separate account investments are valued in the same manner, and using the same pricing sources and inputs, as the fixed maturity, equity security, and short-term investments of the Company.

Living Benefits Required to be Fair Valued (in Other Policyholder Funds and Benefits Payable)
Fair values for GMWB and guaranteed minimum accumulation benefit (“GMAB”) contracts are calculated based upon internally developed models because active, observable markets do not exist for those items. The fair value of the Company’s guaranteed benefit liabilities, classified as embedded derivatives, and the related reinsurance and customized freestanding derivatives is calculated as an aggregation of the following components: Best Estimate Claims Costs calculated based on actuarial and capital market assumptions related to projected cash flows over the lives of the contracts; Credit Standing Adjustment; and Margins representing an amount that market participants would require for the risk that the Company’s assumptions about policyholder behavior could differ from actual experience. The resulting aggregation is reconciled or calibrated, if necessary, to market information that is, or may be, available to the Company, but may not be observable by other market participants, including reinsurance discussions and transactions. The Company believes the aggregation of these components, as necessary and as reconciled or calibrated to the market information available to the Company, results in an amount that the Company would be required to transfer or receive, for an asset, to or from market participants in an active liquid market, if one existed, for those market participants to assume the risks associated with the guaranteed minimum benefits and the related reinsurance and customized derivatives. The fair value is likely to materially diverge from the ultimate settlement of the liability as the Company believes settlement will be based on our best estimate assumptions rather than those best estimate assumptions plus risk margins. In the absence of any transfer of the guaranteed benefit liability to a third party, the release of risk margins is likely to be reflected as realized gains in future periods’ net income. Each component is unobservable in the marketplace and requires subjectivity by the Company in determining their value.
The Company recognized the following non-market based assumption updates to the living benefits models for the U.S. and international guaranteed living benefits, net of reinsurance:
U.S. GMWB
•
The relative outperformance (underperformance) of the underlying actively managed funds as compared to their respective indices resulting in a pre-tax gain (loss) of approximately $481 and $(355), for 2009 and 2008; and

•	Assumption updates, including policyholder behavior assumptions, affected best estimates and margins for a total realized gain before-tax of $495 and $470 for 2009 and 2008; and

•	The credit standing adjustment, resulting in a pre-tax gain of approximately $135 and $6 for 2009 and 2008.
International GMWB, GMAB, and GMIB
•	Assumption updates, including policyholder behavior assumptions, affected best estimates and margins for a total realized gain (loss) before-tax of $(264) and $0 for 2009 and 2008; and

•	The credit standing adjustment, resulting in a pre-tax gain (loss) of approximately $155 and $(115) for 2009 and 2008.

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)
The tables below provide a fair value roll forward for the twelve months ending December 31, 2009 and 2008, for the financial instruments classified as Level 3.
Roll-forward of Financial Instruments Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3) for the twelve months from January 1, 2009 to December 31, 2009

							Changes in
		Total realized/unrealized					unrealized
		gains (losses)					gains (losses)
	Fair value	included in:		Purchases,	Transfers in	Fair value	included in net
	as of	Net		issuances,	and/or	as of	income related
	January 1,	income		and	(out) of	December 31,	to financial
Asset (Liability)	2009	(1),(2),(8)	OCI(3)	settlements	Level 3(4)	2009	Asset (Liability)
Assets
Fixed maturities
ABS	$429	$(39)	$148	$(21)	$(20)	$497	$(29)
CDO	1,981	(426)	720	(118)	(48)	2,109	(382)
CMBS	263	(170)	196	(53)	33	269	(37)
Corporate	4,421	(56)	723	552	(401)	5,239	(45)
Foreign govt./govt. agencies	74	—	—	19	(13)	80	—
Municipal	155	—	4	29	30	218	—
RMBS	1,419	(344)	136	(174)	(42)	995	(220)

Total fixed maturities	8,742	(1,035)	1,927	234	(461)	9,407	(713)
Equity securities, AFS	59	(1)	8	(1)	(33)	32	(1)
Derivatives(5)
Variable annuity hedging derivatives and macro hedge program	2,774	(1,643)	—	(605)	—	526	(1,170)
Other freestanding derivatives	(234)	73	(4)	16	(9)	(158)	129

Total freestanding derivatives	2,540	(1,570)	(4)	(589)	(9)	368	(1,041)
Reinsurance recoverable for U.S. GMWB and Japan GMWB, GMIB, and GMAB(1),(7),(9)	1,302	(1,565)	(51)	1,422	—	1,108	(1,565)
Separate accounts(6)	786	(65)	—	344	(103)	962	(38)

Liabilities
Other policyholder funds and benefits payable(1)
Guaranteed living benefits	$(9,206)	5,833	174	(240)	—	(3,439)	5,833
Institutional notes	(41)	39	—	—	—	(2)	39
Equity linked notes	(8)	(2)	—	—	—	(10)	(2)

Total other policyholder funds and benefits payable(1)	(9,255)	5,870	174	(240)	—	(3,451)	5,870
Consumer notes	(5)	—	—	—	—	(5)	—

(1)
The Company classifies gains and losses on GMWB reinsurance derivatives and Guaranteed Living Benefit embedded derivatives as unrealized gains (losses) for purposes of disclosure in this table because it is impracticable to track on a contract-by-contract basis the realized gains (losses) for these derivatives and embedded derivatives.

(2)
All amounts in these columns are reported in net realized capital gains (losses) except for $3, which is reported in benefits, losses and loss adjustment expenses. All amounts are before income taxes and amortization of DAC.

(3)	All amounts are before income taxes and amortization of DAC.

(4)
Transfers in and/or (out) of Level 3 are attributable to a change in the availability of market observable information and re-evaluation of the observability of pricing inputs primarily for certain long-dated corporate bonds and preferred stocks.

(5)	Derivative instruments are reported in this table on a net basis for asset/(liability) positions and reported in the Consolidated Balance Sheet in other investments and other liabilities.

(6)
The realized/unrealized gains (losses) included in net income for separate account assets are offset by an equal amount for separate account liabilities, which results in a net zero impact on net income for the Company.

(7)
Includes fair value of reinsurance recoverables of approximately $761 related to a transaction entered into on October 1, 2009 with an affiliated captive reinsurer. Please see Note 16 Transactions with Affiliates for more information.

(8)	Includes both market and non-market impacts in deriving realized and unrealized gains (losses)

(9)
During July 2008, the Company reinsured, with a third party, U.S. GMWB risks associated with approximately $7.8 billion of account value sold between 2003 and 2006. The reinsurance agreement is an 80% quota-share agreement. The third party’s financial strength is rated A+ by A.M. Best, AA- by Standard and Poor’s and Aa2 by Moody’s. The reinsurance agreement will be accounted for as a freestanding derivative

Roll-forward of Financial Instruments Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3) for the twelve months from January 1, 2008 to December 31, 2008

							Changes in
							unrealized
							gains (losses)
		Total					included in net
		realized/unrealized					income related
		gains (losses)					to financial
	Fair value	included in:		Purchases,	Transfers in	Fair value	instruments
	as of	Net		issuances,	and/or	as of	still held at
	January 1,	income		and	(out) of	December 31,	December 31,
Asset (Liability)	2008	(1),(2),(11)	OCI(3)	settlements	Level 3(4)	2008	2008(2)
Assets
Fixed maturities	$13,558	$(659)	$(3,382)	$526	$(1,301)	$8,742	$(515)
Equity securities, AFS	563	1	(27)	3	(481)	59	(2)
Freestanding derivatives(4)
Variable annuity hedging derivatives and macro hedge program	673	2,096	—	5	—	2,774	1,995
Other freestanding derivatives	(303)	(316)	16	271	98	(234)	(225)

Total freestanding derivatives	370	1,780	16	276	98	2,540	1,770
Reinsurance recoverable(1),(2),(9)	238	962	—	102	—	1,302	962
Separate accounts(6)	701	(204)	—	(26)	315	786	(73)

Supplemental Asset Information
Total freestanding derivatives used to hedge U.S. GMWB including those in Levels 1, 2 and 3(10)	643	3,374	—	(1,353)	—	2,664	3,374

Liabilities
Other policyholder funds and benefits payable(2)
Guaranteed living benefits	$(1,692)	$(7,019)	$(248)	$(247)	$—	$(9,206)	$(7,019)
Institutional notes	(24)	(17)	—	—	—	(41)	(17)
Equity linked notes	(21)	13	—	—	—	(8)	13

Total other policyholder funds and benefits payable accounted for at fair value(2)	(1,737)	(7,023)	(248)	(247)	—	(9,255)	(7,023)
Consumer notes	(5)	5	—	(5)	—	(5)	5

Supplemental Information
Net U.S. GMWB (Embedded derivatives, freestanding derivatives including those in Levels 1, 2 and 3 and reinsurance recoverable)(8)	$(552)	$(631)	$—	$(1,377)	$—	$(2,560)	$(631)

(1)	The January 1, 2008 fair value of $238 includes the pre fair value amount of $128 and transitional adjustment of $110.

(2)
The Company classifies all the gains and losses on GMWB reinsurance derivatives and GMWB embedded derivatives and reinsured GMWB, GMIB and GMAB free standing derivatives as unrealized gains/losses for purposes of disclosure in this table because it is impracticable to track on a contract-by-contract basis the realized gains/losses for these derivatives and embedded derivatives.

(3)
All amounts in these columns are reported in net realized capital gains/losses, except for $6 for the twelve months ending December 31, 2009, which is reported in benefits, losses and loss adjustment expenses. All amounts are before income taxes and amortization of DAC.

(4)
The freestanding derivatives, excluding reinsurance derivatives instruments, are reported in this table on a net basis for asset/(liability) positions and reported on the Consolidated Balance Sheet in other investments and other liabilities.

(5)	All amounts are before income taxes and amortization of DAC.

(6)
The realized/unrealized gains (losses) included in net income for separate account assets are offset by an equal amount for separate account liabilities which results in a net zero impact on net income for the Company.

(7)	Transfers in and/or (out) of Level 3 are attributable to a change in the availability of market observable information for individual securities within respective categories.

(8)
The net loss on U.S. GMWB since January 1, 2008 was primarily related to liability model assumption updates for mortality in the first quarter and market-based hedge ineffectiveness in the third and fourth quarters due to extremely volatile capital markets, partially offset by gains in the fourth quarter related to liability model assumption updates for lapse rates.

(9)
During July 2008, the Company reinsured, with a third party, U.S. GMWB risks associated with approximately $7.8 billion of account value sold between 2003 and 2006. The reinsurance agreement is an 80% quota-share agreement. The third party’s financial strength is rated A+ by A.M. Best, AA- by Standard and Poor’s and Aa2 by Moody’s. The reinsurance agreement will be accounted for as a freestanding derivative.

(10)
The ‘Purchases, issuances, and settlements’ primarily relates to the receipt of cash on futures and option contracts classified as Level 1 and interest rate, currency and credit default swaps classified as Level 2.

(11)	Includes both market and non-market impacts in deriving realized and unrealized gains (losses)

Financial Instruments Not Carried at Fair Value
The following presents carrying amounts and fair values of the Company’s financial instruments not carried at fair value, and not included in the above fair value discussion as of December 31, 2009 and 2008 were as follows:

	December 31,		December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets
Policy loans	$2,120	$2,252	$2,154	$2,366
Mortgage loans	4,304	3,645	4,896	4,265

Liabilities
Other policyholder funds and benefits payable(1)	$11,919	$12,101	$14,421	$14,158
Consumer notes	1,131	1,194	1,210	1,188

(1)	Excludes group accident and health and universal life insurance contracts, including corporate owned life insurance.
•	Fair value for policy loans and consumer notes were estimated using discounted cash flow calculations.

•
Fair values for mortgage loans were estimated using discounted cash flow calculations based on current lending rates for similar type loans. Current incremental lending rates reflect changes in credit spreads and the remaining terms of the loans.

•	Other policyholder funds and benefits payable, not carried at fair value, is determined by estimating future cash flows, discounted at the current market rate.

4. Investments and Derivative Instruments
Significant Investment Accounting Policies
The Company’s investments in fixed maturities include bonds, redeemable preferred stock and commercial paper. These investments, along with certain equity securities, which include common and non-redeemable preferred stocks, are classified as AFS and are carried at fair value. The after-tax difference from cost or amortized cost is reflected in stockholders’ equity as a component of Other Comprehensive Income (Loss) (“OCI”), after adjustments for the effect of deducting the life and pension policyholders’ share of the immediate participation guaranteed contracts and certain life and annuity deferred policy acquisition costs and reserve adjustments. The equity investments associated with the variable annuity products offered in the United Kingdom are recorded at fair value and are classified as trading with changes in fair value recorded in net investment income. Policy loans are carried at outstanding balance. Mortgage loans are recorded at the outstanding principal balance adjusted for amortization of premiums or discounts and net of valuation allowances. Short-term investments are carried at amortized cost, which approximates fair value. Limited partnerships and other alternative investments are reported at their carrying value with the change in carrying value accounted for under the equity method and accordingly the Company’s share of earnings are included in net investment income. Recognition of limited partnerships and other alternative investment income is delayed due to the availability of the related financial information, as private equity and other funds are generally on a three-month delay and hedge funds are on a one-month delay. Accordingly, income for the years ended December 31, 2009, 2008 and 2007 may not include the full impact of current year changes in valuation of the underlying assets and liabilities, which are generally obtained from the limited partnerships and other alternative investments’ general partners. Other investments primarily consist of derivatives instruments which are carried at fair value.
Recognition and Presentation of Other-Than-Temporary Impairments
In April 2009, the FASB updated the guidance related to the recognition and presentation of other-than-temporary impairments which modifies the recognition of other-than-temporary impairment (“impairment”) losses for debt securities. This new guidance is also applied to certain equity securities with debt-like characteristics (collectively “debt securities”). Under the new guidance, a debt security is deemed to be other-than-temporarily impaired if it meets the following conditions: 1) the Company intends to sell or it is more likely than not the Company will be required to sell the security before a recovery in value, or 2) the Company does not expect to recover the entire amortized cost basis of the security. If the Company intends to sell or it is more likely than not that the Company will be required to sell the security before a recovery in value, a charge is recorded in net realized capital losses equal to the difference between the fair value and amortized cost basis of the security. For those other-than-temporarily impaired debt securities which do not meet the first condition and for which the Company does not expect to recover the entire amortized cost basis, the difference between the security’s amortized cost basis and the fair value is separated into the portion representing a credit impairment, which is recorded in net realized capital losses, and the remaining impairment, which is recorded in OCI. Generally, the Company determines a security’s credit impairment as the difference between its amortized cost basis and its best estimate of expected future cash flows discounted at the security’s effective yield prior to impairment. The remaining non-credit impairment, which is recorded in OCI, is the difference between the security’s fair value and the Company’s best estimate of expected future cash flows discounted at the security’s effective yield prior to the impairment. The remaining non-credit impairment typically represents current market liquidity and risk premiums. The previous amortized cost basis less the impairment recognized in net realized capital losses becomes the security’s new cost basis. The Company accretes the new cost basis to the estimated future cash flows over the expected remaining life of the security by prospectively adjusting the security’s yield, if necessary. Prior to the adoption of this accounting guidance, the Company recorded the entire difference between the fair value and cost or amortized cost basis of the security in net realized capital losses unless the Company could assert the intent and ability to hold the security for a period sufficient to allow for recovery of fair value to its amortized cost basis.
The Company evaluates whether a credit impairment exists for debt securities by considering primarily the following factors: (a) the length of time and extent to which the fair value has been less than the amortized cost of the security, (b) changes in the financial condition, credit rating and near-term prospects of the issuer, (c) whether the issuer is current on contractually obligated interest and principal payments, (d) changes in the financial condition of the security’s underlying collateral and (e) the payment structure of the security. The Company’s best estimate of expected future cash flows used to determine the credit loss amount is a quantitative and qualitative process that incorporates information received from third-party sources along with certain internal assumptions and judgments regarding the future performance of the security. The Company’s best estimate of future cash flows involves assumptions including, but not limited to, various performance indicators, such as historical and projected default and recovery rates, credit ratings, current delinquency rates, loan-to-value ratios and the possibility of obligor re-financing. In addition, for securitized debt securities, the Company considers factors including, but not limited to, commercial and residential property value declines that vary by property type and location and average cumulative collateral loss rates that vary by vintage year. These assumptions require the use of significant management judgment and include the probability of issuer default and estimates regarding timing and amount of expected recoveries which may include estimating the underlying collateral value. In addition, projections of expected future debt security cash flows may change based upon new information regarding the performance of the issuer and/or underlying collateral such as changes in the projections of the underlying property value estimates.

For equity securities where the decline in the fair value is deemed to be other-than-temporary, a charge is recorded in net realized capital losses equal to the difference between the fair value and cost basis of the security. The previous cost basis less the impairment becomes the security’s new cost basis. The Company asserts its intent and ability to retain those equity securities deemed to be temporarily impaired until the price recovers. Once identified, these securities are systematically restricted from trading unless approved by a committee of investment and accounting professionals (“Committee”). The Committee will only authorize the sale of these securities based on predefined criteria that relate to events that could not have been reasonably foreseen. Examples of the criteria include, but are not limited to, the deterioration in the issuer’s financial condition, security price declines, a change in regulatory requirements or a major business combination or major disposition.
The primary factors considered in evaluating whether an impairment exists for an equity security include, but are not limited to: (a) the length of time and extent to which the fair value has been less than the cost of the security, (b) changes in the financial condition, credit rating and near-term prospects of the issuer, (c) whether the issuer is current on contractually obligated payments and (d) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for recovery.
Mortgage Loan Valuation Allowances
Mortgage loans are considered to be impaired when management estimates that based upon current information and events, it is probable that the Company will be unable to collect amounts due according to the contractual terms of the loan agreement. Criteria used to determine if an impairment exists include, but are not limited to: current and projected macroeconomic factors, such as unemployment rates, as well as rental rates, occupancy levels, delinquency rates and property values, and debt service coverage ratios. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates. In addition, projections of expected future cash flows may change based upon new information regarding the performance of the borrower and/or underlying collateral such as changes in the projections of the underlying property value estimates.
For mortgage loans that are deemed impaired, a valuation allowance is established for the difference between the carrying amount and the Company’s share of either (a) the present value of the expected future cash flows discounted at the loan’s original effective interest rate, (b) the loan’s observable market price or (c) the fair value of the collateral. Additionally, a loss contingency valuation allowance is established for estimated probable credit losses on certain homogenous groups of loans. Changes in valuation allowances are recorded in net realized capital gains and losses. Interest income on an impaired loan is accrued to the extent it is deemed collectable and the loan continues to perform under its original or restructured terms. Interest income on defaulted loans is recognized when received.
Net Realized Capital Gains and Losses
Net realized capital gains and losses from investment sales, after deducting the life and pension policyholders’ share for certain products, are reported as a component of revenues and are determined on a specific identification basis. Net realized capital gains and losses also result from fair value changes in derivatives contracts (both free-standing and embedded) that do not qualify, or are not designated, as a hedge for accounting purposes, and the change in value of derivatives in certain fair-value hedge relationships. Impairments are recognized as net realized capital losses in accordance with the Company’s impairment policy previously discussed. Foreign currency transaction remeasurements are also included in net realized capital gains and losses.
Net Investment Income
Interest income from fixed maturities and mortgage loans is recognized when earned on the constant effective yield method based on estimated timing of cash flows. The amortization of premium and accretion of discount for fixed maturities also takes into consideration call and maturity dates that produce the lowest yield. For securitized financial assets subject to prepayment risk, yields are recalculated and adjusted periodically to reflect historical and/or estimated future repayments using the retrospective method; however, if these investments are impaired, any yield adjustments are made using the prospective method. Prepayment fees on fixed maturities and mortgage loans are recorded in net investment income when earned. For limited partnerships and other alternative investments, the equity method of accounting is used to recognize the Company’s share of earnings. For impaired debt securities, the Company accretes the new cost basis to the estimated future cash flows over the expected remaining life of the security by prospectively adjusting the security’s yield, if necessary. The Company’s non-income producing investments were not material for the years ended December 31, 2009, 2008 and 2007.
Net investment income on equity securities, trading includes dividend income and the changes in market value of the securities associated with the variable annuity products sold in the United Kingdom. The returns on these policyholder-directed investments inure to the benefit of the variable annuity policyholders but the underlying funds do not meet the criteria for separate account reporting. Accordingly, these assets are reflected in the Company’s general account and the returns credited to the policyholders are reflected in interest credited, a component of benefits, losses and loss adjustment expenses.

Significant Derivative Instruments Accounting Policies
Overview
The Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards, futures and options through one of four Company-approved objectives: to hedge risk arising from interest rate, equity market, credit spread and issuer default, price or currency exchange rate risk or volatility; to manage liquidity; to control transaction costs; or to enter into replication transactions.
Interest rate, volatility, dividend, credit default and index swaps involve the periodic exchange of cash flows with other parties, at specified intervals, calculated using agreed upon rates or other financial variables and notional principal amounts. Generally, no cash or principal payments are exchanged at the inception of the contract. Typically, at the time a swap is entered into, the cash flow streams exchanged by the counterparties are equal in value.
Interest rate cap and floor contracts entitle the purchaser to receive from the issuer at specified dates, the amount, if any, by which a specified market rate exceeds the cap strike interest rate or falls below the floor strike interest rate, applied to a notional principal amount. A premium payment is made by the purchaser of the contract at its inception and no principal payments are exchanged.
Forward contracts are customized commitments that specify a rate of interest or currency exchange rate to be paid or received on an obligation beginning on a future start date and are typically settled in cash.
Financial futures are standardized commitments to either purchase or sell designated financial instruments, at a future date, for a specified price and may be settled in cash or through delivery of the underlying instrument. Futures contracts trade on organized exchanges. Margin requirements for futures are met by pledging securities or cash, and changes in the futures’ contract values are settled daily in cash.
Option contracts grant the purchaser, for a premium payment, the right to either purchase from or sell to the issuer a financial instrument at a specified price, within a specified period or on a stated date.
Foreign currency swaps exchange an initial principal amount in two currencies, agreeing to re-exchange the currencies at a future date, at an agreed upon exchange rate. There may also be a periodic exchange of payments at specified intervals calculated using the agreed upon rates and exchanged principal amounts.
The Company’s derivative transactions are used in strategies permitted under the derivative use plans required by the State of Connecticut and the State of New York insurance departments.
Accounting and Financial Statement Presentation of Derivative Instruments and Hedging Activities
Derivative instruments are recognized on the Consolidated Balance Sheets at fair value. For balance sheet presentation purposes, the Company offsets the fair value amounts, income accruals, and cash collateral held, related to derivative instruments executed in a legal entity and with the same counterparty under a master netting agreement, which provides the Company with the legal right of offset.
On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability (“fair value” hedge), (2) a hedge of the variability in cash flows of a forecasted transaction or of amounts to be received or paid related to a recognized asset or liability (“cash flow” hedge), (3) a hedge of a net investment in a foreign operation (“net investment” hedge) or (4) held for other investment and/or risk management purposes, which primarily involve managing asset or liability related risks which do not qualify for hedge accounting.
Fair Value Hedges
Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, including foreign-currency fair value hedges, along with the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings with any differences between the net change in fair value of the derivative and the hedged item representing the hedge ineffectiveness. Periodic cash flows and accruals of income/expense (“periodic derivative net coupon settlements”) are recorded in the line item of the Consolidated Statement of Operations in which the cash flows of the hedged item are recorded.
Cash Flow Hedges
Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge, including foreign-currency cash flow hedges, are recorded in AOCI and are reclassified into earnings when the variability of the cash flow of the hedged item impacts earnings. Gains and losses on derivative contracts that are reclassified from AOCI to current period earnings are included in the line item in the Consolidated Statements of Operations in which the cash flows of the hedged item are recorded. Any hedge ineffectiveness is recorded immediately in current period earnings as net realized capital gains and losses. Periodic derivative net coupon settlements are recorded in the line item of the consolidated statements of operations in which the cash flows of the hedged item are recorded.

Net Investment in a Foreign Operation Hedges
Changes in fair value of a derivative used as a hedge of a net investment in a foreign operation, to the extent effective as a hedge, are recorded in the foreign currency translation adjustments account within AOCI. Cumulative changes in fair value recorded in AOCI are reclassified into earnings upon the sale or complete, or substantially complete, liquidation of the foreign entity. Any hedge ineffectiveness is recorded immediately in current period earnings as net realized capital gains and losses. Periodic derivative net coupon settlements are recorded in the line item of the Consolidated Statements of Operations in which the cash flows of the hedged item are recorded.
Other Investment and/or Risk Management Activities
The Company’s other investment and/or risk management activities primarily relate to strategies used to reduce economic risk or replicate permitted investments and do not receive hedge accounting treatment. Changes in the fair value, including periodic derivative net coupon settlements, of derivative instruments held for other investment and/or risk management purposes are reported in current period earnings as net realized capital gains and losses.
Hedge Documentation and Effectiveness Testing
To qualify for hedge accounting treatment, a derivative must be highly effective in mitigating the designated changes in fair value or cash flow of the hedged item. At hedge inception, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction. The documentation process includes linking derivatives that are designated as fair value, cash flow, or net investment hedges to specific assets or liabilities on the balance sheet or to specific forecasted transactions and defining the effectiveness and ineffectiveness testing methods to be used. The Company also formally assesses both at the hedge’s inception and ongoing on a quarterly basis, whether the derivatives that are used in hedging transactions have been and are expected to continue to be highly effective in offsetting changes in fair values or cash flows of hedged items. Hedge effectiveness is assessed using qualitative and quantitative methods. Qualitative methods may include comparison of critical terms of the derivative to the hedged item. Quantitative methods include regression or other statistical analysis of changes in fair value or cash flows associated with the hedge relationship. Hedge ineffectiveness of the hedge relationships are measured each reporting period using the “Change in Variable Cash Flows Method”, the “Change in Fair Value Method”, the “Hypothetical Derivative Method”, or the “Dollar Offset Method”.
Discontinuance of Hedge Accounting
The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative is de-designated as a hedging instrument; or (3) the derivative expires or is sold, terminated or exercised.
When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative continues to be carried at fair value on the balance sheet with changes in its fair value recognized in current period earnings.
When hedge accounting is discontinued because the Company becomes aware that it is not probable that the forecasted transaction will occur, the derivative continues to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in AOCI are recognized immediately in earnings.
In other situations in which hedge accounting is discontinued on a cash-flow hedge, including those where the derivative is sold, terminated or exercised, amounts previously deferred in AOCI are reclassified into earnings when earnings are impacted by the variability of the cash flow of the hedged item.
Embedded Derivatives
The Company purchases and issues financial instruments and products that contain embedded derivative instruments. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host for measurement purposes. The embedded derivative, which is reported with the host instrument in the consolidated balance sheets, is carried at fair value with changes in fair value reported in net realized capital gains and losses.

Credit Risk
The Company’s derivative counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. For each legal entity of the Company credit exposures are generally quantified daily, netted by counterparty and collateral is pledged to and held by, or on behalf of, the Company to the extent the current value of derivatives exceeds the contractual thresholds which do not exceed $10. The Company also minimizes the credit risk in derivative instruments by entering into transactions with high quality counterparties rated A2/A or better, which are monitored and evaluated by the Company’s risk management team and reviewed by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. The Company also maintains a policy of requiring that derivative contracts, other than exchange traded contracts, certain currency forward contracts, and certain embedded derivatives, be governed by an International Swaps and Derivatives Association Master Agreement which is structured by legal entity and by counterparty and permits right of offset.
Net Investment Income

	For the Years Ended December 31,
(Before-tax)	2009	2008	2007
Fixed maturities	$2,094	$2,458	$2,714
Equity securities, AFS	43	65	54
Mortgage loans	232	251	227
Policy loans	136	136	132
Limited partnerships and other alternative investments	(171)	(224)	112
Other investments	242	(33)	(120)
Investment expenses	(71)	(65)	(63)

Net investment income excluding equity securities, trading	2,505	2,588	3,056
Equity securities, trading	343	(246)	1

Total net investment income	$2,848	$2,342	$3,057

The net unrealized gain (loss) on equity securities, trading, included in net investment income during the years ended December 31, 2009, 2008 and 2007, was $276, $(250) and $(17), respectively, substantially all of which have corresponding amounts credited to policyholders. These amounts were not included in gross unrealized gains (losses).
Net Realized Capital Losses

	For the Years Ended
	December 31,
(Before-tax)	2009	2008	2007
Gross gains on sales	$364	$383	$187
Gross losses on sales	(828)	(398)	(142)
Net OTTI losses recognized in earnings	(1,192)	(1,888)	(339)
Japanese fixed annuity contract hedges, net(1)	47	64	18
Periodic net coupon settlements on credit derivatives/Japan	(33)	(34)	(40)
Fair value measurement transition impact	—	(798)	—
Results of variable annuity hedge program
GMWB derivatives, net	1,505	(687)	(286)
Macro hedge program	(895)	74	(12)

Total results of variable annuity hedge program	610	(613)	(298)
GMIB/GMAB/GMWB reinsurance assumed	1,106	(1,986)	(155)
Coinsurance and modified coinsurance ceded reinsurance contracts	(577)
Other, net(2)	(374)	(493)	(165)

Net realized capital losses	$(877)	$(5,763)	$(934)

(1)
Relates to derivative hedging instruments, excluding periodic net coupon settlements, and is net of the Japanese fixed annuity product liability adjustment for changes in the dollar/yen exchange spot rate.

(2)
Consists of changes in fair value on non-qualifying derivatives, hedge ineffectiveness on qualifying derivative instruments, foreign currency gains and losses related to the internal reinsurance of the Japan variable annuity business, which is offset in AOCI, valuation allowances and other investment gains and losses.

Sales of Available-for-Sale Securities

	For the Years Ended
	December 31,
	2009	2008	2007
Fixed maturities
Sale proceeds	$27,809	$9,366	$12,415
Gross gains	495	291	246
Gross losses	(830)	(472)	(135)
Equity securities, AFS
Sale proceeds	$162	$126	$296
Gross gains	2	11	12
Gross losses	(27)	(21)	(7)
Sales of AFS securities were the result of the Company’s repositioning of its investment portfolio throughout 2009.
Other-Than-Temporary Impairment Losses
The following table presents a roll-forward of the Company’s cumulative credit impairments on debt securities held as of December 31, 2009.

Credit Impairment
Balance as of January 1, 2009	$—
Credit impairments remaining in retained earnings related to adoption of new accounting guidance in April 2009	(941)
Additions for credit impairments recognized on(1):
Securities not previously impaired	(690)
Securities previously impaired	(201)
Reductions for credit impairments previously recognized on:
Securities that matured or were sold during the period	196
Securities that the Company intends to sell or more likely than not will be required to sell before recovery	1
Securities due to an increase in expected cash flows	3

Balance as of December 31, 2009	$(1,632)

(1)
These additions are included in the net OTTI losses recognized in earnings of $1.2 billion in the Consolidated Statements of Operations, as well as impairments on debt securities for which the Company intended to sell and on equity securities.

Available-for-Sale Securities
The following table presents the Company’s AFS securities by type.

	December 31, 2009					December 31, 2008
	Cost or	Gross	Gross			Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Non-Credit	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	OTTI(1)	Cost	Gains	Losses	Value
ABS	$2,344	$31	$(472)	$1,903	$(26)	$2,790	$5	$(819)	$1,976
CDOs	3,158	19	(1,012)	2,165	(123)	3,692	2	(1,713)	1,981
CMBS	6,844	76	(1,555)	5,365	(8)	8,243	21	(2,915)	5,349
Corporate	23,621	985	(939)	23,667	(11)	21,252	441	(2,958)	18,735
Foreign govt./govt. agencies	824	35	(13)	846	—	2,094	86	(33)	2,147
Municipal	971	3	(194)	780	—	917	8	(220)	705
RMBS	3,965	68	(697)	3,336	(166)	4,423	57	(882)	3,598
U.S. Treasuries	2,557	5	(221)	2,341	—	5,033	75	(39)	5,069

Total fixed maturities	44,284	1,222	(5,103)	40,403	(334)	48,444	695	(9,579)	39,560
Equity securities	447	38	(66)	419	—	614	4	(184)	434

Total AFS securities	$44,731	$1,260	$(5,169)	$40,822	$(334)	$49,058	$699	$(9,763)	$39,994

(1)
Represents the amount of cumulative non-credit OTTI losses recognized in OCI on securities that also had a credit impairment. These losses are included in gross unrealized losses as of December 31, 2009.

The following table presents the Company’s fixed maturities by contractual maturity year.

	December 31, 2009
Maturity	Amortized Cost	Fair Value
One year or less	$828	$844
Over one year through five years	8,555	8,786
Over five years through ten years	7,436	7,511
Over ten years	11,154	10,493

Subtotal	27,973	27,634
Mortgage-backed and asset-backed securities	16,311	12,769

Total	$44,284	$40,403

Estimated maturities may differ from contractual maturities due to security call or prepayment provisions. Due to the potential for variability in payment spreads (i.e. prepayments or extensions), mortgage-backed and asset-backed securities are not categorized by contractual maturity.
Concentration of Credit Risk
The Company aims to maintain a diversified investment portfolio including issuer, sector and geographic stratification, where applicable, and has established certain exposure limits, diversification standards and review procedures to mitigate credit risk.
As of December 31, 2009, the Company was not exposed to any concentration of credit risk of a single issuer greater than 10% of the Company’s stockholders’ equity other than U.S. government and certain U.S. government agencies. Other than U.S. government and certain U.S. government agencies, the Company’s three largest exposures by issuer were JP Morgan Chase & Co., Bank of America Corporation and Wells Fargo & Co. which each comprised less than 0.6% of total invested assets. As of December 31, 2008, the Company’s only exposure to any credit concentration risk of a single issuer greater than 10% of the Company’s stockholders’ equity was the Government of Japan, which represented $1.9 billion, or 61% of stockholders’ equity, and approximately 3.3% of total invested assets. The Company’s second and third largest exposures by issuer were JPMorgan Chase & Company and General Electric Company, which each comprised approximately 0.5% and 0.4%, respectively, of total invested assets.
The Company’s three largest exposures by sector as of December 31, 2009 were commercial real estate, basic industry and financial services, which comprised approximately 18%, 13% and 9%, respectively, of total invested assets. The Company’s three largest exposures by sector as of December 31, 2008 were commercial real estate, basic industry and U.S. government/government agencies which comprised approximately 19%, 12% and 9%, respectively, of total invested assets.

Security Unrealized Loss Aging
The following tables present the Company’s unrealized loss aging for AFS securities by type and length of time the security was in a continuous unrealized loss position.

	December 31, 2009
	Less Than 12 Months			12 Months or More			Total
	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized
	Cost	Value	Losses	Cost	Value	Losses	Cost	Value	Losses
ABS	$278	$230	$(48)	$1,364	$940	$(424)	$1,642	$1,170	$(472)
CDOs	990	845	(145)	2,158	1,291	(867)	3,148	2,136	(1,012)
CMBS	1,207	1,016	(191)	4,001	2,637	(1,364)	5,208	3,653	(1,555)
Corporate	3,434	3,207	(227)	4,403	3,691	(712)	7,837	6,898	(939)
Foreign govt./govt. agencies	316	307	(9)	30	26	(4)	346	333	(13)
Municipal	119	113	(6)	791	603	(188)	910	716	(194)
RMBS	664	600	(64)	1,688	1,055	(633)	2,352	1,655	(697)
U.S. Treasuries	1,573	1,534	(39)	628	446	(182)	2,201	1,980	(221)

Total fixed maturities	8,581	7,852	(729)	15,063	10,689	(4,374)	23,644	18,541	(5,103)
Equity securities	65	49	(16)	246	196	(50)	311	245	(66)

Total securities in an unrealized loss	$8,646	$7,901	$(745)	$15,309	$10,885	$(4,424)	$23,955	$18,786	$(5,169)

	December 31, 2008
	Less Than 12 Months			12 Months or More			Total
	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized
	Cost	Value	Losses	Cost	Value	Losses	Cost	Value	Losses
ABS	$873	$705	$(168)	$1,790	$1,139	$(651)	$2,663	$1,844	$(819)
CDOs	608	394	(214)	3,068	1,569	(1,499)	3,676	1,963	(1,713)
CMBS	3,875	2,907	(968)	3,978	2,031	(1,947)	7,853	4,938	(2,915)
Corporate	11,101	9,500	(1,601)	4,757	3,400	(1,357)	15,858	12,900	(2,958)
Foreign govt./govt. agencies	788	762	(26)	29	22	(7)	817	784	(33)
Municipal	524	381	(143)	297	220	(77)	821	601	(220)
RMBS	564	415	(149)	2,210	1,477	(733)	2,774	1,892	(882)
U.S. Treasuries	3,952	3,913	(39)	38	38	—	3,990	3,951	(39)

Total fixed maturities	22,285	18,977	(3,308)	16,167	9,896	(6,271)	38,452	28,873	(9,579)
Equity securities	433	296	(137)	136	89	(47)	569	385	(184)

Total securities in an unrealized loss	$22,718	$19,273	$(3,445)	$16,303	$9,985	$(6,318)	$39,021	$29,258	$(9,763)

As of December 31, 2009, AFS securities in an unrealized loss position, comprised of 2,473 securities, primarily related to CMBS, CDOs, corporate securities primarily within the financial services sector and RMBS which have experienced significant price deterioration. As of December 31, 2009, 66% of these securities were depressed less than 20% of amortized cost. The decline in unrealized losses during 2009 was primarily attributable to credit spread tightening, impairments and, to a lesser extent, sales, partially offset by rising interest rates. The Company neither has an intention to sell nor does it expect to be required to sell the securities outlined above.

Mortgage Loans

	December 31, 2009			December 31, 2008
		Valuation			Valuation
	Amortized Cost(1)	Allowance	Carrying Value	Amortized Cost(1)	Allowance	Carrying Value
Agricultural	$369	$(3)	$366	$446	$(11)	$435
Commercial	4,195	(257)	3,938	4,463	(2)	4,461

Total mortgage loans	$4,564	$(260)	$4,304	$4,909	$(13)	$4,896

(1)	Amortized cost represents carrying value prior to valuation allowances, if any.
The following table presents the activity within the Company’s valuation allowance for mortgage loans. Included in the 2009 Additions are valuation allowances of $79 on mortgage loans held for sale, which have a carrying value of $161 and are included in mortgage loans in the Company’s Consolidated Balance Sheet as of December 31, 2009.

	2009	2008
Balance as of January 1	$(13)	$—
Additions	(292)	(13)
Deductions	45	—

Balance as of December 31	$(260)	$(13)

Mortgage Loans by Region

	December 31, 2009		December 31, 2008
	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total
East North Central	$76	1.8%	$121	2.5%
Middle Atlantic	592	13.8%	664	13.6%
Mountain	51	1.2%	115	2.3%
New England	368	8.6%	407	8.3%
Pacific	1,102	25.5%	1,205	24.6%
South Atlantic	615	14.3%	665	13.6%
West North Central	22	0.5%	56	1.1%
West South Central	172	4.0%	205	4.2%
Other(1)	1,306	30.3%	1,458	29.8%

Total mortgage loans	$4,304	100.0%	$4,896	100.0%

(1)	Primarily represents multi-regional properties.
Mortgage Loans by Property Type

	December 31, 2009		December 31, 2008
	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total
Agricultural	$366	8.5%	$435	8.9%
Industrial	784	18.2%	790	16.1%
Lodging	329	7.6%	383	7.8%
Multifamily	582	13.5%	798	16.3%
Office	1,387	32.3%	1,456	29.8%
Retail	602	14.0%	764	15.6%
Other	254	5.9%	270	5.5%

Total mortgage loans	$4,304	100.0%	$4,896	100.0%

Variable Interest Entities
The Company is involved with VIEs primarily as a collateral manager and as an investor through normal investment activities, as well as a means of accessing capital. This involvement includes providing investment management and administrative services for a fee and holding ownership or other interests as an investor.
Primary Beneficiary
The Company has performed a quantitative analysis and concluded that for those VIEs for which it will absorb a majority of the expected losses or residual returns, it is the primary beneficiary and therefore these VIEs were consolidated in the Company’s Consolidated Financial Statements. Creditors have no recourse against the Company in the event of default by these VIEs. The Company has no implied or unfunded commitments to these VIEs. The following table presents the carrying value of assets and liabilities and the maximum exposure to loss relating to these VIEs.

	December 31, 2009			December 31, 2008
			Maximum			Maximum
	Total	Total	Exposure	Total	Total	Exposure
	Assets	Liabilities(1)	to Loss(2)	Assets	Liabilities(1)	to Loss(2)
CDO	$226	$47	$181	$339	$89	$237
Limited partnerships	31	13	18	151	72	79
Other investments	75	40	32	249	103	166

Total	$332	$100	$231	$739	$264	$482

(1)
Includes noncontrolling interest in limited partnerships and other investments of $41 and $154 as of December 31, 2009 and 2008, respectively, that is reported as a separate component of equity in the Company’s Consolidated Balance Sheets.

(2)
The maximum exposure to loss represents the maximum loss amount that the Company could recognize as a reduction in net investment income or as a realized capital loss and is the consolidated assets at cost net of liabilities.

The CDO represents a cash flow CLO for which the Company provides collateral management services, earns a fee for those services and also holds investments in the debt issued by the CLO. Limited partnerships represent hedge funds for which the Company holds a majority interest in the equity of the funds as an investment. Other investments primarily represent investment trusts for which the Company provides investment management services, earns a fee for those services and also holds investments in the equity issued by the trusts. In 2009, a hedge fund and investment trust were liquidated and, therefore, the Company was no longer deemed to be the primary beneficiary. Accordingly, these two VIEs were deconsolidated.
Non-Primary Beneficiary
The Company has performed a quantitative analysis and concluded that for those VIEs for which it holds a significant variable interest but will not absorb a majority of the expected losses or residual returns, the Company is not the primary beneficiary and therefore, these VIEs were not consolidated in the Company’s Consolidated Financial Statements. The Company has no implied or unfunded commitments to these VIEs. Each of these investments has been held by the Company for three years or less. The total carrying value of assets and liabilities for the CDOs as of December 31, 2009 was $239 and $0, respectively, with a maximum exposure to loss of $248, and as of December 31, 2008 was $283 and $0, respectively, with a maximum exposure to loss of $329. The maximum exposure to loss represents the Company’s investment in securities issued by CDOs at cost.
CDOs represent a cash flow CLO and a CDO for which the Company provides collateral management services, earns fees for those services and holds investments in the debt and/or preferred equity issued by the CDOs.

Derivative instruments
The Company utilizes a variety of over-the-counter and exchange traded derivative instruments as a part of its overall risk management strategy, as well as to enter into replication transactions. Derivative instruments are used to manage risk associated with interest rate, equity market, credit spread, issuer default, price, and currency exchange rate risk or volatility. Replication transactions are used as an economical means to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. The Company also purchases and issues financial instruments and products that either are accounted for as free-standing derivatives, such as certain reinsurance contracts, or may contain features that are deemed to be embedded derivative instruments, such as the GMWB rider included with certain variable annuity products.
Cash flow hedges
Interest rate swaps
Interest rate swaps are primarily used to convert interest receipts on floating-rate fixed maturity securities or interest payments on floating-rate guaranteed investment contracts to fixed rates. These derivatives are predominantly used to better match cash receipts from assets with cash disbursements required to fund liabilities.
The Company also enters into forward starting swap agreements to hedge the interest rate exposure related to the purchase of fixed-rate securities or the anticipated future cash flows of floating-rate fixed maturity securities due to changes in interest rates. These derivatives are primarily structured to hedge interest rate risk inherent in the assumptions used to price certain liabilities.
Forward rate agreements
Forward rate agreements are used to convert interest receipts on floating-rate securities to fixed rates. These derivatives are used to lock in the forward interest rate curve and reduce income volatility that results from changes in interest rates.
Foreign currency swaps
Foreign currency swaps are used to convert foreign denominated cash flows related to certain investment receipts and liability payments to U.S. dollars in order to minimize cash flow fluctuations due to changes in currency rates.
Fair value hedges
Interest rate swaps
Interest rate swaps are used to hedge the changes in fair value of certain fixed rate liabilities and fixed maturity securities due to fluctuations in interest rates.
Foreign currency swaps
Foreign currency swaps are used to hedge the changes in fair value of certain foreign denominated fixed rate liabilities due to changes in foreign currency rates by swapping the fixed foreign payments to floating rate U.S. dollar denominated payments.
Non-qualifying strategies
Interest rate swaps, caps, floors, and futures
The Company uses interest rate swaps, caps, floors, and futures to manage duration between assets and liabilities in certain investment portfolios. In addition, the Company enters into interest rate swaps to terminate existing swaps, thereby offsetting the changes in value of the original swap. As of December 31, 2009 and 2008, the notional amount of interest rate swaps in offsetting relationships was $4.5 billion and $4.4 billion, respectively.

Foreign currency swaps and forwards
The Company enters into foreign currency swaps and forwards to convert the foreign currency exposures to U.S. dollars in certain of its foreign denominated fixed maturity investments. The Company also enters into foreign currency forward contracts that convert Euros to Yen in order to economically hedge the foreign currency risk associated with certain assumed Japanese variable annuity products.
Japan 3Win related foreign currency swaps
During the first quarter of 2009, the Company entered into foreign currency swaps to hedge the foreign currency exposure related to the Japan 3Win product guaranteed minimum income benefit (“GMIB”) fixed liability payments.
Japanese fixed annuity hedging instruments
The Company enters into currency rate swaps and forwards to mitigate the foreign currency exchange rate and Yen interest rate exposures associated with the Yen denominated individual fixed annuity product.
Credit derivatives that purchase credit protection
Credit default swaps are used to purchase credit protection on an individual entity or referenced index to economically hedge against default risk and credit-related changes in value on fixed maturity securities. These contracts require the Company to pay a periodic fee in exchange for compensation from the counterparty should the referenced security issuers experience a credit event, as defined in the contract.
Credit derivatives that assume credit risk
Credit default swaps are used to assume credit risk related to an individual entity, referenced index, or asset pool, as a part of replication transactions. These contracts entitle the Company to receive a periodic fee in exchange for an obligation to compensate the derivative counterparty should the referenced security issuers experience a credit event, as defined in the contract. The Company is also exposed to credit risk due to embedded derivatives associated with credit linked notes.
Credit derivatives in offsetting positions
The Company enters into credit default swaps to terminate existing credit default swaps, thereby offsetting the changes in value of the original swap going forward.
Equity index swaps, options, and futures
The Company offers certain equity indexed products, which may contain an embedded derivative that requires bifurcation. The Company enters into S&P index swaps, futures and options to economically hedge the equity volatility risk associated with these embedded derivatives. In addition, the Company is exposed to bifurcated options embedded in certain fixed maturity investments.
GMWB product derivatives
The Company offers certain variable annuity products with a GMWB rider in the U.S. and formerly in the U.K. and Japan. The GMWB is a bifurcated embedded derivative that provides the policyholder with a GRB if the account value is reduced to zero through a combination of market declines and withdrawals. The GRB is generally equal to premiums less withdrawals. Certain contract provisions can increase the GRB at contractholder election or after the passage of time. The notional value of the embedded derivative is the GRB balance.
GMWB reinsurance contracts
The Company has entered into reinsurance arrangements to offset a portion of its risk exposure to the GMWB for the remaining lives of covered variable annuity contracts. Reinsurance contracts covering GMWB are accounted for as free-standing derivatives. The notional amount of the reinsurance contracts is the GRB amount.

GMWB hedging instruments
The Company enters into derivative contracts to partially hedge exposure to the income volatility associated with the portion of the GMWB liabilities which are not reinsured. These derivative contracts include customized swaps, interest rate swaps and futures, and equity swaps, options, and futures, on certain indices including the S&P 500 index, EAFE index, and NASDAQ index. As of December 31, 2009, the notional amount related to the GMWB hedging instruments is $15.6 billion and consists of $10.8 billion of customized swaps, $1.8 billion of interest rate swaps and futures, and $3.0 billion of equity swaps, options, and futures.
Macro hedge program
The Company utilizes equity options, currency options, and equity futures contracts to partially hedge the statutory reserve impact of equity risk and foreign currency risk arising primarily from guaranteed minimum death benefit (“GMDB”), GMIB and GMWB obligations against a decline in the equity markets or changes in foreign currency exchange rates. As of December 31, 2009, the notional amount related to the macro hedge program is $27.4 billion and consists of $25.1 billion of equity options, $2.1 billion of currency options, and $0.2 billion of equity futures. The $27.4 billion of notional includes $1.2 billion of short put option contracts, therefore resulting in a net notional amount for the macro hedge program of approximately $26.2 billion.
GMAB, GMWB and GMIB reinsurance contracts
The Company reinsured the GMAB, GMWB, and GMIB embedded derivatives for host variable annuity contracts written by its affiliate, HLIKK, in Japan. The reinsurance contracts are accounted for as free-standing derivative contracts. The notional amount of the reinsurance contracts is the Yen denominated GRB balance value converted at the period-end Yen to U.S. dollar foreign spot exchange rate.
Coinsurance and modified coinsurance reinsurance contracts
During 2009, a subsidiary entered into a coinsurance with funds withheld and modified coinsurance reinsurance agreement with an affiliated captive reinsurer, which creates an embedded derivative. In addition, provisions of this agreement include reinsurance to cede a portion of direct written U.S. GMWB riders, which is accounted for as an embedded derivative. Additional provisions of this agreement cede variable annuity contract GMAB, GMWB and GMIB riders reinsured by the Company that have been assumed from an affiliate, HLIKK, and is accounted for as a free-standing derivative. Refer to note 16 “Transactions with Affiliates” for more information on this transaction.
During 2007, a subsidiary insurance company entered into a coinsurance with funds withheld and modified coinsurance reinsurance agreement with an affiliate reinsurance company to provide statutory surplus relief for certain life insurance policies. This agreement is accounted for as a financing transaction and includes a compound embedded derivative.
Derivative Balance Sheet Classification
The table below summarizes the balance sheet classification of the Company’s derivative related fair value amounts, as well as the gross asset and liability fair value amounts. The fair value amounts presented do not include income accruals or cash collateral held amounts, which are netted with derivative fair value amounts to determine balance sheet presentation. Derivatives in the Company’s separate accounts are not included because the associated gains and losses accrue directly to policyholders. The Company’s derivative instruments are held for risk management purposes, unless otherwise noted in the table below. The notional amount of derivative contracts represents the basis upon which pay or receive amounts are calculated and is presented in the table to quantify the volume of the Company’s derivative activity. Notional amounts are not necessarily reflective of credit risk.

					Asset		Liability
	Net Derivatives				Derivatives		Derivatives
	Notional Amount		Fair Value		Fair Value		Fair Value
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Hedge Designation/Derivative Type	2009	2008	2009	2008	2009	2008	2009	2008
Cash flow hedges
Interest rate swaps	$8,729	$6,798	$53	$422	$201	$425	$(148)	$(3)
Forward rate agreements	3,000	—	—	—	—	—	—	—
Foreign currency swaps	301	1,005	(4)	(21)	21	126	(25)	(147)

Total cash flow hedges	$12,030	$7,803	$49	$401	$222	$551	$(173)	$(150)

Fair value hedges
Interest rate swaps	$1,744	$2,138	$(21)	$(86)	$16	$41	$(37)	$(127)
Foreign currency swaps	696	696	(9)	(57)	53	48	(62)	(105)

Total fair value hedges	$2,440	$2,834	$(30)	$(143)	$69	$89	$(99)	$(232)

Non-qualifying strategies
Interest rate contracts
Interest rate swaps, caps, floors, and futures	$5,511	$5,269	$(79)	$(90)	$157	$687	$(236)	$(777)
Foreign exchange contracts
Foreign currency swaps and forwards	484	648	(19)	45	—	52	(19)	(7)
Japan 3Win related foreign currency swaps	2,514	—	(19)	—	35	—	(54)	—
Japanese fixed annuity hedging instruments	2,271	2,334	316	383	319	383	(3)	—
Credit contracts
Credit derivatives that purchase credit protection	1,887	2,633	(34)	246	36	262	(70)	(16)
Credit derivatives that assume credit risk(1)	902	940	(176)	(309)	2	—	(178)	(309)
Credit derivatives in offsetting positions	3,591	1,453	(52)	(8)	114	85	(166)	(93)
Equity contracts
Equity index swaps, options, and futures	221	249	(16)	(14)	3	3	(19)	(17)
Variable annuity hedge program
GMWB product derivatives(2)	46,906	48,406	(1,991)	(6,590)	—	—	(1,991)	(6,590)
GMWB reinsurance contracts	10,301	11,437	347	1,302	347	1,302	—	—
GMWB hedging instruments	15,567	18,620	52	2,664	264	2,697	(212)	(33)
Macro hedge program	27,448	2,188	318	137	558	137	(240)	—
Other
GMAB, GMWB, and GMIB reinsurance contracts	19,618	20,553	(1,448)	(2,616)	—	—	(1,448)	(2,616)
Coinsurance and modified coinsurance reinsurance contracts	49,545	1,068	761	—	1,226	—	(465)	—

Total non-qualifying strategies	$186,766	$115,798	$(2,040)	$(4,850)	$3,061	$5,608	$(5,101)	$(10,458)

Total cash flow hedges, fair value hedges, and non-qualifying strategies	$201,236	$126,435	$(2,021)	$(4,592)	$3,352	$6,248	$(5,373)	$(10,840)

Balance Sheet Location
Fixed maturities, available-for-sale	$170	$204	$(8)	$(3)	$—	$—	$(8)	$(3)
Other investments	18,049	12,197	220	1,122	270	1,576	(50)	(454)
Other liabilities	56,524	32,442	113	2,206	1,509	3,370	(1,396)	(1,164)
Consumer notes	64	70	(5)	(5)	—	—	(5)	(5)
Reinsurance recoverables	58,380	11,437	1,108	1,302	1,573	1,302	(465)	—
Other policyholder funds and benefits payable	68,049	70,085	(3,449)	(9,214)	—	—	(3,449)	(9,214)

Total derivatives	$201,236	$126,435	$(2,021)	$(4,592)	$3,352	$6,248	$(5,373)	$(10,840)

(1)	The derivative instruments related to these hedging strategies are held for other investment purposes.

(2)	These derivatives are embedded within liabilities and are not held for risk management purposes.
Change in Notional Amount
The increase in notional amount of derivatives since December 31, 2008, was primarily due to the following:
•
During the fourth quarter of 2009, the Company entered into a reinsurance agreement with an affiliated captive reinsurer, which is accounted for as a derivative instrument and resulted in a $48.1 billion increase in notional. For a discussion related to the reinsurance agreement refer to Note 16.

•
The Company increased the notional amount of derivatives associated with the macro hedge program, while GMWB related derivatives decreased, as a result of the Company rebalancing its risk management strategy to place a greater relative emphasis on the protection of statutory surplus. Approximately $1.2 billion of the $25.3 billion increase in the macro hedge notional amount represents short put option contracts therefore resulting in a net increase in notional of approximately $24.1 billion.

Change in Fair Value
The increase in the total fair value of derivative instruments since December 31, 2008, was primarily due to the following:
•
The fair value of GMAB, GMWB and GMIB product assumed reinsurance contracts, was primarily due to an increase in interest rates, an increase in the Japan equity markets, a decline in Japan equity market volatility, and liability model assumption updates for credit standing.

•
The net improvement in the fair value of GMWB related derivatives is primarily due to liability model assumption updates related to favorable policyholder experience, the relative outperformance of the underlying actively managed funds as compared to their respective indices, the impacts of the Company’s own credit standing. Additional improvements in the net fair value of GMWB derivatives include lower implied market volatility and a general increase in long-term interest rates, partially offset by rising equity markets. For more information on the policyholder behavior and liability model assumption updates, refer to Note 3.

•
The increase in fair value of the coinsurance and modified coinsurance reinsurance contracts was due to the execution of a transaction with an affiliated captive reinsurer on October 1, 2009. This transaction consisted of a freestanding derivative and an embedded derivative which are required to be held at fair value.

Cash Flow Hedges
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing hedge ineffectiveness are recognized in current earnings. All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.
The following table presents the components of the gain or loss on derivatives that qualify as cash flow hedges:
Derivatives in Cash Flow Hedging Relationships

	Gain (Loss) Recognized in OCI			Net Realized Capital Gains (Losses) Recognized
	on Derivative (Effective Portion)			in Income on Derivative (Ineffective Portion)
	2009	2008	2007	2009	2008	2007
Interest rate swaps	$(357)	$648	$70	$1	$7	$2
Foreign currency swaps	(177)	193	(41)	75	1	(2)

Total	$(534)	$841	$29	$76	$8	$—

Derivatives in Cash Flow Hedging Relationships

		Gain (Loss) Reclassified from AOCI
		into Income (Effective Portion)
		2009	2008	2007
Interest rate swaps	Net realized capital gains (losses)	$—	$34	$—
Interest rate swaps	Net investment income (loss)	28	(20)	(21)
Foreign currency swaps	Net realized capital gains (losses)	(115)	(60)	(64)
Foreign currency swaps	Net investment income (loss)	2	1	—

Total		$(85)	$(45)	$(85)

As of December 31, 2009, the before-tax deferred net gains on derivative instruments recorded in AOCI that are expected to be reclassified to earnings during the next twelve months are $25. This expectation is based on the anticipated interest payments on hedged investments in fixed maturity securities that will occur over the next twelve months, at which time the Company will recognize the deferred net gains (losses) as an adjustment to interest income over the term of the investment cash flows. The maximum term over which the Company is hedging its exposure to the variability of future cash flows (for forecasted transactions, excluding interest payments on existing variable-rate financial instruments) is 3 years.
For the year ended December 31, 2009 and 2008, the Company had before-tax gains of $1 and $198, respectively, related to net reclassifications from AOCI to earnings resulting from the discontinuance of cash flow hedges due to forecasted transactions that were no longer probable of occurring. For the year ended December 31, 2007, the Company had no net reclassifications from AOCI to earnings resulting from the discontinuance of cash flow hedges due to forecasted transactions that were no longer probable of occurring.

Fair Value Hedges
For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. The Company includes the gain or loss on the derivative in the same line item as the offsetting loss or gain on the hedged item. All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.
The Company recognized in income gains (losses) representing the ineffective portion of all fair value hedges as follows:
Derivatives in Fair Value Hedging Relationships

	Gain (Loss) Recognized in Income(1)
	2009		2008		2007
		Hedged		Hedged		Hedged
	Derivative	Item	Derivative	Item	Derivative	Item

Interest rate swaps
Net realized capital gains (losses)	$72	$(68)	$(140)	$132	$(73)	$69
Benefits, losses and loss adjustment expenses	(37)	40	25	(18)	32	(28)
Foreign currency swaps
Net realized capital gains (losses)	51	(51)	(124)	124	25	(25)
Benefits, losses and loss adjustment expenses	2	(2)	42	(42)	9	(9)

Total	$88	$(81)	$(197)	$196	$(7)	$7

(1)
The amounts presented do not include the periodic net coupon settlements of the derivative or the coupon income (expense) related to the hedged item. The net of the amounts presented represents the ineffective portion of the hedge.

Non-qualifying Strategies
For non-qualifying strategies, including embedded derivatives that are required to be bifurcated from their host contracts and accounted for as derivatives, the gain or loss on the derivative is recognized currently in earnings within net realized capital gains or losses. The following table presents the gain or loss recognized in income on non-qualifying strategies:
Non-qualifying Strategies
Gain (Loss) Recognized within Net Realized Capital Gains (Losses)

	December 31,
	2009	2008	2007

Interest rate contracts
Interest rate swaps, caps, floors, and forwards	$32	$3	$21
Foreign exchange contracts
Foreign currency swaps and forwards	(54)	67	(18)
Japan 3Win related foreign currency swaps(1)	(22)	—	—
Japanese fixed annuity hedging instruments(2)	(12)	487	53
Credit contracts
Credit derivatives that purchase credit protection	(379)	211	59
Credit derivatives that assume credit risk	137	(412)	(202)
Equity contracts
Equity index swaps, options, and futures	(3)	(23)	2
Variable annuity hedge program
GMWB product derivatives	4,727	(5,760)	(670)
GMWB reinsurance contracts	(988)	1,073	127
GMWB hedging instruments	(2,234)	3,374	257
Macro hedge program	(895)	74	(12)
Other
GMAB, GMWB, and GMIB reinsurance contracts	1,106	(2,158)	(155)
Coinsurance and modified coinsurance reinsurance contracts	(577)	—	—

Total	$838	$(3,064)	$(538)

(1)
The associated liability is adjusted for changes in dollar/yen exchange spot rates through realized capital gains and losses and was $64 for the year ended December 31, 2009. There was no Japan 3Win related foreign currency swaps for the years ended December 31, 2008 and 2007.

(2)
The associated liability is adjusted for changes in dollar/yen exchange spot rates through realized capital gains and losses and was $67, $450 and $(102) for the years ended December 31, 2009, 2008 and 2007, respectively

For the year ended December 31, 2009, the net realized capital gain related to derivatives used in non-qualifying strategies was primarily due to the following:
•
The net gain on GMWB related derivatives for the year ended December 31, 2009, was primarily due to liability model assumption updates, the relative outperformance of the underlying actively managed funds as compared to their respective indices, and the impact of the Company’s own credit standing. Additional net gains on GMWB related derivatives include lower implied market volatility and a general increase in long-term interest rates, partially offset by rising equity markets. For more information on the policyholder behavior and liability model assumption updates, refer to Note 3.

•
The net gain on derivatives associated with assumed GMAB, GMWB, and GMIB product reinsurance contracts, which are reinsured to an affiliated captive reinsurer, was primarily due to an increase in interest rates, an increase in the Japan equity markets, a decline in Japan equity market volatility, and liability model assumption updates for credit standing.

•	The net loss on the macro hedge program was primarily the result of an increase in the equity markets and the impact of trading activity.

•
During the fourth quarter of 2009, the Company entered into a reinsurance agreement, which is accounted for as a derivative instrument and resulted in a loss. For a discussion related to the reinsurance agreement refer to Note 16.

For the year ended December 31, 2008, the net realized capital loss related to derivatives used in non-qualifying strategies was primarily due to the following:
•
The net loss on GMWB related derivatives was primarily due to liability model assumption updates related to market-based hedge ineffectiveness due to extremely volatile capital markets, and the relative underperformance of the underlying actively managed funds as compared to their respective indices, partially offset by gains in the fourth quarter related to liability model assumption updates for lapse rates.

•
The net loss on derivatives associated with GMAB, GMWB, and GMIB product reinsurance contracts was primarily due to a decrease in Japan equity markets, a decrease in interest rates, an increase in Japan equity market volatility, and the impact of the fair value measurements transition.

In addition, for the year ended December 31, 2008, the Company has incurred losses of $39 on derivative instruments due to counterparty default related to the bankruptcy of Lehman Brothers Inc. These losses were a result of the contractual collateral threshold amounts and open collateral calls in excess of such amounts immediately prior to the bankruptcy filing, as well as interest rate and credit spread movements from the date of the last collateral call to the date of the bankruptcy filing.
For the year ended December 31, 2007, net realized capital loss related to derivatives used in non-qualifying strategies was primarily due to the following:
•
The net loss on GMWB related derivatives was primarily due to liability model assumption updates and model refinements made during the year, including those for dynamic lapse behavior and correlations of market returns across underlying indices, as well as other assumption updates made during the second quarter to reflect newly reliable market inputs for volatility.

•	The net loss on credit derivatives that assume credit risk was due to credit spreads widening.
•
The net losses on derivatives associated with the internal reinsurance of GMIB were primarily driven by liability model refinements, a decrease in interest rates, and changes in Japan equity volatility levels.

•	The gain on the Japanese fixed annuity hedging instruments was primarily a result of the Japanese Yen strengthening against the U.S. dollar.
Refer to Note 9 for additional disclosures regarding contingent credit related features in derivative agreements.

Credit Risk Assumed through Credit Derivatives
The Company enters into credit default swaps that assume credit risk from a single entity, referenced index, or asset pool in order to synthetically replicate investment transactions. The Company will receive periodic payments based on an agreed upon rate and notional amount and will only make a payment if there is a credit event. A credit event payment will typically be equal to the notional value of the swap contract less the value of the referenced security issuer’s debt obligation. A credit event is generally defined as a default on contractually obligated interest or principal payments or bankruptcy of the referenced entity. The credit default swaps in which the Company assumes credit risk primarily reference investment grade single corporate issuers and baskets, which include trades ranging from baskets of up to five corporate issuers to standard and customized diversified portfolios of corporate issuers. The diversified portfolios of corporate issuers are established within sector concentration limits and are typically divided into tranches that possess different credit ratings.
The following tables present the notional amount, fair value, weighted average years to maturity, underlying referenced credit obligation type and average credit ratings, and offsetting notional amounts and fair value for credit derivatives in which the Company is assuming credit risk as of December 31, 2009 and 2008.
As of December 31, 2009

			Weighted	Underlying Referenced
			Average	Credit Obligation(s)(1)		Offsetting	Offsetting
Credit Derivative type	Notional	Fair	Years to		Average	Notional	Fair
by derivative risk exposure	Amount(2)	Value	Maturity	Type	Credit Rating	Amount(3)	Value(3)
Single name credit default swaps
Investment grade risk exposure	$755	$4	4 years	Corporate Credit	AA-	$742	$(43)
Below investment grade risk exposure	114	(4)	4 years	Corporate Credit	B+	75	(11)
Basket credit default swaps(4)
Investment grade risk exposure	1,276	(57)	4 years	Corporate Credit	BBB+	626	(11)
Investment grade risk exposure	352	(91)	7 years	CMBS Credit	A	352	91
Below investment grade risk exposure	125	(98)	5 years	Corporate Credit	BBB+	—	—
Credit linked notes
Investment grade risk exposure	76	73	2 years	Corporate Credit	BBB+	—	—

Total	$2,698	$(173)				$1,795	$26

As of December 31, 2008

			Weighted	Underlying Referenced
			Average	Credit Obligation(s)(1)		Offsetting	Offsetting
Credit Derivative type	Notional	Fair	Years to		Average	Notional	Fair
by derivative risk exposure	Amount(2)	Value	Maturity	Type	Credit Rating	Amount(3)	Value(3)
Single name credit default swaps
Investment grade risk exposure	$47	$—	4 years	Corporate Credit	A-	$35	$(9)
Below investment grade risk exposure	46	(12)	4 years	Corporate Credit	CCC+	—	—
Basket credit default swaps(4)
Investment grade risk exposure	1,139	(196)	5 years	Corporate Credit	A-	489	8
Investment grade risk exposure	203	(70)	8 years	CMBS Credit	AAA	203	70
Below investment grade risk exposure	125	(104)	6 years	Corporate Credit	BB+	—	—
Credit linked notes
Investment grade risk exposure	106	95	2 years	Corporate Credit	BBB+	—	—

Total	$1,666	$(287)				$727	$69

(1)
The average credit ratings are based on availability and the midpoint of the applicable ratings among Moody’s, S&P, and Fitch. If no rating is available from a rating agency, then an internally developed rating is used.

(2)	Notional amount is equal to the maximum potential future loss amount. There is no specific collateral related to these contracts or recourse provisions included in the contracts to offset losses.

(3)
The Company has entered into offsetting credit default swaps to terminate certain existing credit default swaps, thereby offsetting the future changes in value of or losses paid related to the original swap.

(4)
Includes $1.6 billion and $1.3 billion as of December 31, 2009 and 2008, respectively, of standard market indices of diversified portfolios of corporate issuers referenced through credit default swaps. These swaps are subsequently valued based upon the observable standard market index. Also includes $175 as of December 31, 2009 and 2008, of customized diversified portfolios of corporate issuers referenced through credit default swaps.

Securities Lending and Collateral Arrangements
The Company participates in securities lending programs to generate additional income. Through these programs, certain domestic fixed income securities are loaned from the Company’s portfolio to qualifying third party borrowers in return for collateral in the form of cash or U.S. Treasuries. Borrowers of these securities provide collateral of 102% of the fair value of the loaned securities at the time of the loan and can return the securities to the Company for cash at varying maturity dates. The fair value of the loaned securities is monitored and additional collateral is obtained if the fair value of the collateral falls below 100% of the fair value of the loaned securities. As of December 31, 2009 and 2008, under terms of securities lending programs, the fair value of loaned securities was approximately $45 and $1.8 billion, respectively and the associated collateral held was $46 and $1.8 billion, respectively. The decrease in both the fair value of loaned securities and the associated collateral is attributable to the maturation of the loans in the term lending portion of the securities lending program in 2009. The Company earns income from the cash collateral or receives a fee from the borrower. The Company recorded before-tax income from securities lending transactions, net of lending fees, of $14 and $18 for the years ended December 31, 2009 and 2008, respectively, which was included in net investment income.
The Company enters into various collateral arrangements in connection with its derivative instruments, which require both the pledging and accepting of collateral. As of December 31, 2009 and 2008, collateral pledged having a fair value of $667 and $821, respectively, was included in fixed maturities in the Consolidated Balance Sheets.
The following table presents the classification and carrying amount of loaned securities and derivative instruments collateral pledged.

	December 31,	December 31,
	2009	2008
Fixed maturities	$712	$1,975
Equity securities, AFS	—	9
Short-term investments	14	617

Total loaned securities and collateral pledged	$726	$2,601

As of December 31, 2009, the Company had accepted collateral with a fair value of $906, of which $833 was derivative cash collateral which was invested and recorded in the Consolidated Balance Sheets in fixed maturities and short-term investments with a corresponding amount predominately recorded in other liabilities. As of December 31, 2008, the Company had accepted collateral of $5.6 billion, of which $5.1 billion was cash collateral, including $3.3 billion of derivative cash collateral. The Company offsets the fair value amounts, income accruals and cash collateral held related to derivative instruments, as discussed above in the “Significant Derivative Instruments Accounting Policies” section and accordingly a portion of the liability associated with the derivative cash collateral was reclassed out of other liabilities and into other assets of $104 and $507 as of December 31, 2009 and 2008, respectively. The Company is only permitted by contract to sell or repledge the noncash collateral in the event of a default by the counterparty. As of December 31, 2009 and 2008, noncash collateral accepted was held in separate custodial accounts and were not included in the Company’s Consolidated Balance Sheets.
Securities on Deposit with States
The Company is required by law to deposit securities with government agencies in states where it conducts business. As of December 31, 2009 and 2008, the fair value of securities on deposit was approximately $14 and $15, respectively.

5. Reinsurance
Accounting Policy
The Company cedes a share of the risks it has underwritten to other insurance companies through reinsurance treaties. The Company also assumes reinsurance of certain insurance risks that other insurance companies have underwritten. Reinsurance accounting is followed for ceded and assumed transactions when the risk transfer provisions have been met including insurance risk, consisting of both underwriting and timing risk, and the reasonable possibility of significant loss to the reinsurer. Premiums and benefits, losses and loss adjustment expenses reflect the net effects of ceded and assumed reinsurance transactions. Included in other assets are prepaid reinsurance premiums, which represent the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts. Reinsurance recoverables include balances due from reinsurance companies for paid and unpaid losses and loss adjustment expenses and are presented net of an allowance for uncollectible reinsurance.
The Company cedes insurance to other insurers in order to limit its maximum losses and to diversify its exposures and provide surplus relief. Such transfers do not relieve the Company of its primary liability under policies it wrote and, as such, failure of reinsurers to honor their obligations could result in losses to the Company. The Company also assumes reinsurance from other insurers and is a member of and participates in reinsurance pools and associations. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. As of December 31, 2009 there were no reinsurance-related concentrations of credit risk greater than 10% of the Company’s stockholder’s equity. As of December 31, 2009 and 2008, the Company’s policy for the largest amount retained on any one life by the Life Insurance segment was $10.
The Company reinsures certain of its risks to other reinsurers under yearly renewable term, coinsurance, and modified coinsurance arrangements. Yearly renewable term and coinsurance arrangements result in passing all or a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate amount of the premiums less an allowance for commissions and expenses and is liable for a corresponding proportionate amount of all benefit payments. Modified coinsurance is similar to coinsurance except that the cash and investments that support the liabilities for contract benefits are not transferred to the assuming company, and settlements are made on a net basis between the companies. Coinsurance with funds withheld is a form of coinsurance except that the investment assets that support the liabilities are withheld by the ceding company. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.
Insurance recoveries on ceded reinsurance contracts, which reduce death and other benefits were $450, $465 and $285 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company reinsures a portion of GMDB as well as 27% of the GMWB, on contracts issued prior to July 2007, offered in connection with its variable annuity contracts. The Company maintains certain reinsurance agreements with HLA, whereby the Company cedes both group life and group accident and health risk. Under these treaties, the Company ceded group life premium of $178, $148, and $132 in 2009, 2008 and 2007, respectively, and accident and health premium of $232, $236 and $243, respectively, to HLA. In addition, the Company entered into a reinsurance transaction with an affiliated captive reinsurer on October 1, 2009 which ceded a portion of the Company’s direct variable annuity policies with GMWB and GMDB and all of the Company’s other assumed GMAB, GMWB, GMDB and GMIB exposures. Under this transaction, the Company ceded $62 of premiums during the fourth quarter. Refer to Note 16, Transactions with Affiliates for further information.
Net fee income, earned premiums and other were comprised of the following:

	For the Years Ended December 31,
	2009	2008	2007
Gross fee income, earned premiums and other	$4,919	$5,773	$6,134
Reinsurance assumed	70	48	13
Reinsurance ceded	(860)	(682)	(694)

Net fee income, earned premiums and other	$4,129	$5,139	$5,453

6. Deferred Policy Acquisition Costs and Present Value of Future Profits
Accounting Policy
The Company capitalizes acquisition costs that vary with and are primarily related to the acquisition of new and renewal insurance contracts. The Company’s deferred policy acquisition cost (“DAC”) asset, which includes the present value of future profits, related to most universal life-type contracts (including variable annuities) is amortized over the estimated life of the contracts acquired in proportion to the present value of estimated gross profits (“EGPs”). EGPs are also used to amortize other assets and liabilities in the Company’s Consolidated Balance Sheets, such as, sales inducement assets (“SIA”) and unearned revenue reserves (“URR”). Components of EGPs are used to determine reserves for universal life type contracts (including variable annuities) with death or other insurance benefits such as guaranteed minimum death, guaranteed minimum income and universal life secondary guarantee benefits. These benefits are accounted for and collectively referred to as death and other insurance benefit reserves and are held in addition to the account value liability representing policyholder funds.
For most contracts, the Company estimates gross profits over 20 years as EGPs emerging subsequent to that timeframe are immaterial. Products sold in a particular year are aggregated into cohorts. Future gross profits for each cohort are projected over the estimated lives of the underlying contracts, based on future account value projections for variable annuity and variable universal life products. The projection of future account values requires the use of certain assumptions including: separate account returns; separate account fund mix; fees assessed against the contract holder’s account balance; surrender and lapse rates; interest margin; mortality; and hedging costs.
Prior to the second quarter of 2009, the Company determined EGPs using the mean derived from stochastic scenarios that had been calibrated to the estimated separate account return. The Company also completed a comprehensive assumption study, in the third quarter of each year and revised best estimate assumptions used to estimate future gross profits when the EGPs in the Company’s models fell outside of an independently determined reasonable range of EGPs. The Company also considered, on a quarterly basis, other qualitative factors such as product, regulatory and policyholder behavior trends and would also revise EGPs if those trends were expected to be significant.
Beginning with the second quarter of 2009, the Company now determines EGPs from a single deterministic reversion to mean (“RTM”) separate account return projection which is an estimation technique commonly used by insurance entities to project future separate account returns. Through this estimation technique, the Company’s DAC model is adjusted to reflect actual account values at the end of each quarter and through a consideration of recent market returns, the Company will “unlock” or adjust projected returns over a future period so that the account value returns to the long-term expected rate of return, providing that those projected returns do not exceed certain caps or floors. This DAC Unlock, for future separate account returns, is determined each quarter.
In the third quarter of each year, the Company completes a comprehensive non-market related policyholder behavior assumption study and incorporates the results of those studies into its projection of future gross profits. Additionally, throughout the year, the Company evaluates various aspects of policyholder behavior and periodically revises its policyholder assumptions as credible emerging data indicates that changes are warranted. Upon completion of an assumption study or evaluation of credible new information, the Company will revise its assumptions to reflect its current best estimate. These assumption revisions will change the projected account values and the related EGPs in the DAC, SIA and URR amortization models, as well as the death and other insurance benefit reserving models.
All assumption changes that affect the estimate of future EGPs including: the update of current account values; the use of the RTM estimation technique; or policyholder behavior assumptions, are considered an Unlock in the period of revision. An Unlock adjusts the DAC, SIA, URR and death and other insurance benefit reserve balances in the Consolidated Balance Sheets with an offsetting benefit or charge in the Consolidated Statements of Operations in the period of the revision. An Unlock that results in an after-tax benefit generally occurs as a result of actual experience or future expectations of product profitability being favorable compared to previous estimates. An Unlock that results in an after-tax charge generally occurs as a result of actual experience or future expectations of product profitability being unfavorable compared to previous estimates.
An Unlock revises EGPs to reflect current best estimate assumptions. The Company must also test the aggregate recoverability of DAC and SIA by comparing the existing DAC and SIA balance to the present value of future EGPs.

Effective October 1, 2009, a subsidiary of HLIC, Hartford Life and Annuity Insurance Company (“HLAI”) entered into a reinsurance agreement with an affiliated captive reinsurer. This agreement provides that HLAI will cede, and the affiliated captive reinsurer will assume 100% of the in-force and prospective U.S. variable annuities and the associated GMDB and GMWB riders. This transaction resulted in a DAC Unlock of $2.0 billion, pre-tax and $1.3 billion, after-tax. See Note 16 Transactions with Affiliates for further information on the transaction.
Changes in the DAC balance are as follows:

	2009	2008	2007
Balance, January 1, before cumulative effect of accounting change, pre-tax	$9,944	$8,601	$7,474
Cumulative effect of accounting change, pre-tax	(54)	—	(20)
Balance, January 1, as adjusted	9,890	8,601	7,454
Deferred costs	674	1,258	1,557
Amortization — DAC	(824)	(509)	(907)
Amortization — Unlock, pre-tax (1),(2)	(2,905)	(1,111)	302
Adjustments to unrealized gains and losses on securities available-for-sale and other(3)	(1,080)	1,747	194
Effect of currency translation	24	(42)	—

Balance, December 31	$5,779	$9,944	$8,601

(1)	Includes for 2009, $1.9 billion DAC Unlock resulting from reinsurance agreement with an affiliated captive reinsurer.

(2)
Additional contributors to the Unlock amount recorded for the year ended 2009 was a result of actual separate account returns being significantly below our aggregated estimated return for the period from October 1, 2008 to March 31, 2009, offset by actual returns being greater than our aggregated estimated return for the period from April 1, 2009 to December 31, 2009.

(3)	The adjustment reflects the effect of credit spreads tightening, resulting in unrealized gains on securities in 2009.
Estimated future net amortization expense of present value of future profits for the succeeding five years is as follows.

For the Year Ended December 31,
2010	$22
2011	$20
2012	$18
2013	$16
2014	$15

7. Goodwill and Other Intangible Assets
Accounting Policy
Goodwill represents the excess of costs over the fair value of net assets acquired. Goodwill is not amortized but is reviewed for impairment at least annually or more frequently if events occur or circumstances change that would indicate a triggering event for a potential impairment has occurred. The goodwill impairment test follows a two step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. This allocation is similar to a purchase price allocation performed in purchase accounting. If the carrying amount of the reporting unit’s goodwill exceeds the implied goodwill value, an impairment loss shall be recognized in an amount equal to that excess.
The carrying amount of goodwill allocated to reporting segments as of December 31 is shown below:

	December 31, 2009			December 31, 2008
		Accumulated	Carrying		Accumulated	Carrying
	Gross	Impairments	Value	Gross	Impairments	Value
Global Annuity	$184	$(184)	$—	$184	$(184)	$—
Life Insurance	224	—	224	224	—	224
Retirement Plans [1]	87	—	87	79	—	79
Mutual funds	159	—	159	159	—	159

Total	$654	$(184)	$470	$646	$(184)	$462

[1]	In 2009, the Company added $8 of goodwill related to a contingent earn out provision.
Management’s determination of the fair value of each reporting unit incorporates multiple inputs including cash flow calculations, price to earnings multiples, the level of The Hartford’s share price and assumptions that market participants would make in valuing the reporting unit. Other assumptions include levels of economic capital, future business growth, earnings projections, assets under management and the weighted average cost of capital used for purposes of discounting. Decreases in the amount of economic capital allocated to a reporting unit, decreases in business growth, decreases in earnings projections and increases in the weighted average cost of capital will all cause the reporting unit’s fair value to decrease.
The Company completed its annual goodwill assessment for the individual reporting units of the Company as of January 1, 2009 and concluded that the fair value of each reporting unit for which goodwill had been allocated was in excess of the respective reporting unit’s carrying value (the first step of the goodwill impairment test).
However, as noted above, goodwill is reassessed at an interim date if certain circumstances occur which would cause the entity to conclude that it was more likely than not that the carrying value of one or more of its reporting units would be in excess of the respective reporting unit’s fair value. As a result of the continued decline in the equity markets from January 1, 2009, rating agency downgrades, and a decline in The Hartford’s share price, the Company concluded, during the first quarter of 2009, that the conditions had been met to warrant an interim goodwill impairment test. In performing step one of the impairment test, the fair value of the Retirement Plans and Mutual Funds reporting units was determined to be in excess of their carrying value. For the Individual Life reporting unit within Life Insurance, the fair value was not in excess of the carrying value and the step two impairment analysis was required to be performed. The fair value in step two of the goodwill impairment analysis for the Individual Life reporting unit was determined to be in excess of its carrying value.
The Company’s interim goodwill impairment test performed in connection with the preparation of it’s year end 2008 financial statements resulted in a pre-tax impairment charge of $184 in the U.S. Individual Annuity reporting unit within Global Annuity . The impairment charge taken in 2008 was primarily due to the Company’s estimate of the U.S. Individual Annuity reporting unit’s fair value falling significantly below its book value. The fair value of this reporting unit declined as the statutory and capital risks associated with the death and living benefit guarantees sold with products offered by this reporting unit increased. These concerns had a comparable impact on The Hartford’s share price. The determination of fair value for the U.S Individual Annuity reporting unit incorporated multiple inputs including discounted cash flow calculations, market participant assumptions and The Hartford’s share price.
The Company’s goodwill impairment test performed for the year ended December 31, 2007 resulted in no write-downs.

Other Intangible Assets
The following table shows the Company’s acquired intangible assets that continue to be subject to amortization and aggregate amortization expense, net of interest accretion, if any. Acquired intangible assets are included in other assets in the consolidated balance sheet. Except for goodwill, the Company has no intangible assets with indefinite useful lives.

	2009		2008
	Gross	Accumulated	Gross	Accumulated
	Carrying	Net	Carrying	Net
Acquired Intangible Assets	Amount	Amortization	Amount	Amortization
Servicing intangibles	$13	$1	$14	$1
Other	1	—	1	—

Total Acquired Intangible Assets	$14	$1	$15	$1

Net amortization expense for the years ended December 31, 2009 and 2008 were $1 and $1, respectively, and included in other expense in the consolidated statement of operations. As of December 31, 2009, the weighted average amortization period was 20 years for servicing intangibles, 20 years for other and 20 years for total acquired intangible assets.
The following details the net acquired intangible asset activity for the years ended December 31, 2009 and 2008:

	Servicing
For the Year Ended December 31, 2009	Intangibles	Other	Total
Balance, beginning of year	$13	$1	$14
Acquisition of business	—	—	—
Amortization, net of the accretion of interest	(1)	—	(1)

Balance, end of year	$12	$1	$13

For the year ended December 31, 2008
Balance, beginning of year	$—	$—	$—

Acquisition of business	14	1	15

Amortization, net of the accretion of interest	(1)	—	(1)

Balance, end of year	$13	$1	$14

Estimated future net amortization expense for the succeeding five years is as follows:

For the Years Ended December 31,
2010	$1
2011	1
2012	1
2013	1
2014	1
For a discussion of present value of future profits that continue to be subject to amortization and aggregate amortization expense, see Note 6.

8. Separate Accounts, Death Benefits and Other Insurance Benefit Features
Accounting Policy
The Company records the variable portion of individual variable annuities, 401(k), institutional, 403(b)/457, private placement life and variable life insurance products within separate accounts. Separate account assets are reported at fair value and separate account liabilities are reported at amounts consistent with separate account assets. Investment income and gains and losses from those separate account assets accrue directly to the policyholder, who assumes the related investment risk, and are offset by the related liability changes reported in the same line item in the Consolidated Statements of Operations. The Company earns fees for investment management, certain administrative expenses, and mortality and expense risks assumed which are reported in fee income.
Certain contracts classified as universal life-type include death and other insurance benefit features including guaranteed minimum death benefits (“GMDB”) offered with variable annuity contracts, or secondary guarantee benefits offered with universal life (“UL”) insurance contracts. GMDBs have been written in various forms as described in this note. UL secondary guarantee benefits ensure that the policy will not terminate, and will continue to provide a death benefit, even if there is insufficient policy value to cover the monthly deductions and charges. These death and other insurance benefit features require an additional liability be held above the account value liability representing the policyholders’ funds. This liability is reported in reserve for future policy benefits in the Company’s Consolidated Balance Sheets. Changes in the death and other insurance benefit reserves are recorded in benefits, losses and loss adjustment expenses in the Company’s Consolidated Statements of Operations.
Consistent with the Company’s policy on DAC Unlock, the Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefits, losses and loss adjustment expense. For further information on the DAC Unlock, see Note 6 Deferred Policy Acquisition Costs and Present Value of Future Benefits.
The Company reinsures the GMDBs associated with its in-force block of business. The Company also assumes, through reinsurance, minimum death, income, withdrawal and accumulation benefits offered by an affiliate. The death and other insurance benefit liability is determined by estimating the expected present value of the benefits in excess of the policyholder’s expected account value in proportion to the present value of total expected assessments. The additional death and other insurance benefits and net reinsurance costs are recognized ratably over the accumulation period based on total expected assessments.
Changes in the gross GMDB and UL secondary guarantee benefits are as follows:

		UL Secondary
	GMDB(1)	Guarantees(1)
Liability balance as of January 1, 2009	$882	$40
Incurred	378	41
Unlock	547	(5)
Paid	(503)	—

Liability balance as of December 31, 2009	$1,304	$76

(1)	The reinsurance recoverable asset related to the GMDB was $787 as of December 31, 2009. The reinsurance recoverable asset related to the UL Secondary Guarantees was $22 as of December 31, 2009.

		UL Secondary
	GMDB(1)	Guarantees(1)
Liability balance as of January 1, 2008	$531	$19
Incurred	231	21
Unlock	389	—
Paid	(269)	—

Liability balance as of December 31, 2008	$882	$40

(1)	The reinsurance recoverable asset related to the GMDB was $593 as of December 31, 2008. The reinsurance recoverable asset related to the UL Secondary Guarantees was $16 as of December 31, 2008.
During 2009, 2008 and 2007, there were no gains or losses on transfers of assets from the general account to the separate account.

The following table provides details concerning GMDB exposure as of December 31, 2009:
Breakdown of Variable Annuity Account Value by GMDB Type at December 31, 2009

			Retained Net
	Account	Net Amount	Amount	Weighted Average
	Value	at Risk	at Risk	Attained Age of
Maximum anniversary value (MAV)(1)	(“AV”)	(“NAR”)(9)	(“RNAR”)(9)	Annuitant
MAV only	$27,423	$8,408	$789	67
With 5% rollup(2)	1,868	664	52	67
With Earnings Protection Benefit Rider (EPB)(3)	6,567	1,409	29	63
With 5% rollup & EPB	784	224	9	66

Total MAV	36,642	10,705	879	64
Asset Protection Benefit (APB)(4)	28,612	5,508	1,067	64
Lifetime Income Benefit (LIB)(5)	1,330	214	66	62
Reset(6) (5-7 years)	3,790	490	266	67
Return of Premium(7)/Other	21,446	1,445	331	64

Subtotal U.S. GMDB(8)	$91,820	$18,362	$2,609	65
Less: General Account Value with U.S. GMDB	6,802

Subtotal Separate Account Liabilities with GMDB	85,018
Separate Account Liabilities without U.S. GMDB	65,362

Total Separate Account Liabilities	$150,380

Japan GMDB and GMIB(10)	$16,953	2,741	—

(1)	MAV: the GMDB is the greatest of current AV, net premiums paid and the highest AV on any anniversary before age 80 (adjusted for withdrawals).

(2)
Rollup: the GMDB is the greatest of the MAV, current AV, net premium paid and premiums (adjusted for withdrawals) accumulated at generally 5% simple interest up to the earlier of age 80 or 100% of adjusted premiums.

(3)
EPB GMDB is the greatest of the MAV, current AV, or contract value plus a percentage of the contract’s growth. The contract’s growth is AV less premiums net of withdrawals, subject to a cap of 200% of premiums net of withdrawals.

(4)	APB GMDB is the greater of current AV or MAV, not to exceed current AV plus 25% times the greater of net premiums and MAV (each adjusted for premiums in the past 12 months).

(5)	LIB GMDB is the greatest of current AV, net premiums paid, or for certain contracts a benefit amount that ratchets over time, generally based on market performance.

(6)	Reset GMDB is the greatest of current AV, net premiums paid and the most recent five to seven year anniversary AV before age 80 (adjusted for withdrawals).

(7)	ROP: the GMDB is the greater of current AV and net premiums paid.

(8)	AV includes the contract holder’s investment in the separate account and the general account.

(9)
NAR is defined as the guaranteed benefit in excess of the current AV. RNAR is NAR reduced for reinsurances. NAR and RNAR are highly sensitive to equity market movements and increase when equity markets decline.

(10)
Assumed GMDB includes a ROP and MAV (before age 80) paid in a single lump sum. GMIB is a guarantee to return initial investment, adjusted for earnings liquidity, paid through a fixed annuity, after a minimum deferral period of 10, 15 or 20 years. The guaranteed remaining balance (“GRB”) related to the Japan GMIB was $19.1 billion and $20.1 billion as of December 31, 2009 and 2008, respectively. The GRB related to the Japan GMAB and GMWB was $522.2 and $490.5 as of December 31, 2009 and December 31, 2008. These liabilities are not included in the Separate Account as they are not legally insulated from the general account liabilities of the insurance enterprise. As of December 31, 2009, 59% of the AV and 52% of RNAR is reinsured to an affiliate. See Note 16 Transaction with Affiliates for further discussion.

See Note 3 for a description of the Company’s guaranteed living benefits that are accounted for at fair value.
Account balances of contracts with guarantees were invested in variable separate accounts as follows:

	December 31,	December 31,
Asset type	2009	2008
Equity securities (including mutual funds)(1)	$75,720	$63,114
Cash and cash equivalents	9,298	10,174

Total	$85,018	$73,288

(1)
As of December 31, 2009 and December 31, 2008, approximately 16% and 16%, respectively, of the equity securities above were invested in fixed income securities through these funds and approximately 84% and 84%, respectively, were invested in equity securities.

9. Sales Inducements
The Company currently offers enhanced crediting rates or bonus payments to contract holders on certain of its individual and group annuity products. The expense associated with offering a bonus is deferred and amortized over the life of the related contract in a pattern consistent with the amortization of deferred policy acquisition costs. The Company unlocks the amortization of the sales inducement asset consistent with the DAC Unlock.
Changes in deferred sales inducement activity were as follows for the year ended December 31:

	2009	2008
Balance, January 1	$533	$459
Sales inducements deferred	43	137
Unlock	(286)	(43)
Amortization charged to income	(96)	(21)

Balance, December 31	$194	$532

10. Commitments and Contingencies
Contingencies
Management follows the requirements of accounting for contingencies. This statement requires management to evaluate each contingent matter separately. A loss is recorded if probable and reasonably estimable. Management establishes reserves for these contingencies at the “best estimate”, or, if no one number within the range of possible losses is more probable than any other, the Company records an estimated reserve of the low end of the range of losses.
Accounting Policy
Management evaluates each contingent matter separately. A loss is recorded if probable and reasonably estimable. Management establishes reserves for these contingencies at the “best estimate”, or, if no one number within the range of possible losses is more probable than any other, the Company records an estimated reserve of the low end of the range of losses.
Litigation
The Company is involved in claims litigation arising in the ordinary course of business, both as a liability insurer defending or providing indemnity for third-party claims brought against insureds and as an insurer defending coverage claims brought against it. The Company accounts for such activity through the establishment of unpaid loss and loss adjustment expense reserves. Management expects that the ultimate liability, if any, with respect to such ordinary-course claims litigation, after consideration of provisions made for potential losses and costs of defense, will not be material to the consolidated financial condition, results of operations or cash flows of the Company.
The Company is also involved in other kinds of legal actions, some of which assert claims for substantial amounts. These actions include, among others, putative state and federal class actions seeking certification of a state or national class. Such putative class actions have alleged, for example, improper sales practices in connection with the sale of life insurance and other investment products; and improper fee arrangements in connection with investment products and structured settlements. The Company also is involved in individual actions in which punitive damages are sought, such as claims alleging bad faith in the handling of insurance claims. Management expects that the ultimate liability, if any, with respect to such lawsuits, after consideration of provisions made for estimated losses, will not be material to the consolidated financial condition of the Company. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s consolidated results of operations or cash flows in particular quarterly or annual periods.

Broker Compensation Litigation — Following the New York Attorney General’s filing of a civil complaint against Marsh & McLennan Companies, Inc., and Marsh, Inc. (collectively, “Marsh”) in October 2004 alleging that certain insurance companies, including The Hartford, participated with Marsh in arrangements to submit inflated bids for business insurance and paid contingent commissions to ensure that Marsh would direct business to them, private plaintiffs brought several lawsuits against The Hartford predicated on the allegations in the Marsh complaint, to which The Hartford was not party. Among these is a multidistrict litigation in the United States District Court for the District of New Jersey. There are two consolidated amended complaints filed in the multidistrict litigation, one related to conduct in connection with the sale of property-casualty insurance and the other related to alleged conduct in connection with the sale of group benefits products. The Company is named in the group benefits products complaint. The complaints assert, on behalf of a putative class of persons who purchased insurance through broker defendants, claims under the Sherman Act, the Racketeer Influenced and Corrupt Organizations Act (“RICO”), state law, and in the case of the group benefits products complaint, claims under the Employee Retirement Income Security Act of 1974 (“ERISA”). The claims are predicated upon allegedly undisclosed or otherwise improper payments of contingent commissions to the broker defendants to steer business to the insurance company defendants. The district court has dismissed the Sherman Act and RICO claims in both complaints for failure to state a claim and has granted the defendants’ motions for summary judgment on the ERISA claims in the group-benefits products complaint. The district court further has declined to exercise supplemental jurisdiction over the state law claims, has dismissed those state law claims without prejudice, and has closed both cases. The plaintiffs have appealed the dismissal of claims in both consolidated amended complaints, except the ERISA claims.
Structure Settlement Class Action — In October 2005, a putative nationwide class action was filed in the United States District Court for the District of Connecticut against the Company and several of its subsidiaries on behalf of persons who had asserted claims against an insured of a Hartford property & casualty insurance company that resulted in a settlement in which some or all of the settlement amount was structured to afford a schedule of future payments of specified amounts funded by an annuity from a Hartford life insurance company (“Structured Settlements”). The operative complaint alleges that since 1997 the Company has systematically deprived the settling claimants of the value of their damages recoveries by secretly deducting 15% of the annuity premium of every Structured Settlement to cover brokers’ commissions, other fees and costs, taxes, and a profit for the annuity provider, and asserts claims under the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and state law. The plaintiffs seek compensatory damages, punitive damages, pre-judgment interest, attorney’s fees and costs, and injunctive or other equitable relief. The Company vigorously denies that any claimant was misled or otherwise received less than the amount specified in the structured-settlement agreements. In March 2009, the district court certified a class for the RICO and fraud claims composed of all persons, other than those represented by a plaintiffs’ broker, who entered into a Structured Settlement since 1997 and received certain written representations about the cost or value of the settlement. The district court declined to certify a class for the breach-of-contract and unjust-enrichment claims. The Company’s petition to the United States Court of Appeals for the Second Circuit for permission to file an interlocutory appeal of the class-certification ruling was denied in October 2009. A trial on liability and the methodology for computing class-wide damages is scheduled to commence in September 2010. It is possible that an adverse outcome could have a material adverse effect on the Company’s financial condition and consolidated results of operations or cash flows. The Company is defending this litigation vigorously.
Derivative Commitments
Certain of the Company’s derivative agreements contain provisions that are tied to the financial strength ratings of the individual legal entity that entered into the derivative agreement as set by nationally recognized statistical rating agencies. If the insurance operating entity’s financial strength were to fall below certain ratings, the counterparties to the derivative agreements could demand immediate and ongoing full collateralization and in certain instances demand immediate settlement of all outstanding derivative positions traded under each impacted bilateral agreement. The settlement amount is determined by netting the derivative positions transacted under each agreement. If the termination rights were to be exercised by the counterparties, it could impact the insurance operating entity’s ability to conduct hedging activities by increasing the associated costs and decreasing the willingness of counterparties to transact with the insurance operating entity. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a net liability position as of December 31, 2009, is $473. Of this $473, the insurance operating entities have posted collateral of $454 in the normal course of business. Based on derivative market values as of December 31, 2009, a downgrade of one level below the current financial strength ratings by either Moody’s or S&P could require approximately an additional $23 to be posted as collateral. These collateral amounts could change as derivative market values change, as a result of changes in our hedging activities or to the extent changes in contractual terms are negotiated. The nature of the collateral that we may be required to post is primarily in the form of U.S. Treasury bills and U.S. Treasury notes.

Regulatory Developments
On July 23, 2007, The Hartford entered into an agreement (the “Agreement”) with the New York Attorney General’s Office, the Connecticut Attorney General’s Office, and the Illinois Attorney General’s Office to resolve (i) the previously disclosed investigations by these Attorneys General regarding, among other things, The Hartford’s compensation agreements with brokers, alleged participation in arrangements to submit inflated bids, compensation arrangements in connection with the administration of workers compensation plans and reporting of workers compensation premiums participants in finite reinsurance transactions, sale of fixed and individual annuities used to fund structured settlements, and marketing and sale of individual and group variable annuity products and (ii) the previously disclosed investigation by the New York Attorney General’s Office of aspects of The Hartford’s variable annuity and mutual fund operations related to market timing. In light of the Agreement, the Staff of the Securities and Exchange Commission has informed The Hartford that it has determined to conclude its previously disclosed investigation into market timing without recommending any enforcement action. Under the terms of the Agreement, The Hartford paid $115, of which $84 represents restitution for market timing, $5 represents restitution for issues relating to the compensation of brokers, and $26 is a civil penalty.
Hartford Life recorded charges of $54, after-tax, in the aggregate, none of which was attributed to the Company, through the first quarter of 2007 to establish a reserve for the market timing matters and, based on the settlement discussed above, Hartford Life recorded an additional charge of $21, after-tax, in the second quarter of 2007. In the second quarter of 2007, $75, after-tax, representing all of the charges that had been recorded at Hartford Life, was attributed to and recorded at the Company.
Commitments
The rent paid to Hartford Fire Insurance Company (“Hartford Fire”), a wholly-owned subsidiary of The Hartford, for operating leases entered into by the Company was $25, $14 and $27 for the years ended December 31, 2009, 2008 and 2007, respectively. Included in Hartford Fire’s operating leases are the principal executive offices of Hartford Life Insurance Company, together with its parent, which are located in Simsbury, Connecticut. Rental expense for the facility located in Simsbury, Connecticut, which expired on December 31, 2008, as this operating lease has been be replaced by a capital lease between its parent Company, HLA, and Hartford Fire, amounted to approximately $0, $0 and $6 for the years ended December 31, 2009, 2008 and 2007, respectively.
Future minimum rental commitments on all operating leases are as follows:

2010	$17
2011	14
2012	9
2013	6
2014	2
Thereafter	—

Total	$48

Unfunded Commitments
As of December 31, 2009, the Company has outstanding commitments totaling $595, of which $437 is committed to fund limited partnerships and other alternative investments. These capital commitments may be called by the partnership during the commitment period (on average two to five years) to fund the purchase of new investments and partnership expenses. Once the commitment period expires, the Company is under no obligation to fund the remaining unfunded commitment but may elect to do so. The remaining outstanding commitments are primarily related to various funding obligations associated with private placement securities and mortgage loans. These have a commitment period of one month to three years.
Guaranty Fund and Other Insurance-related Assessments
In all states, insurers licensed to transact certain classes of insurance are required to become members of a guaranty fund. In most states, in the event of the insolvency of an insurer writing any such class of insurance in the state, members of the funds are assessed to pay certain claims of the insolvent insurer. A particular state’s fund assesses its members based on their respective written premiums in the state for the classes of insurance in which the insolvent insurer was engaged. Assessments are generally limited for any year to one or two percent of premiums written per year depending on the state.
The Company accounts for guaranty fund and other insurance assessments in accordance with Statement of Position No. 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments”. Liabilities for guaranty fund and other insurance-related assessments are accrued when an assessment is probable, when it can be reasonably estimated, and when the event obligating the Company to pay an imposed or probable assessment has occurred. Liabilities for guaranty funds and other insurance-related assessments are not discounted and are included as part of other liabilities in the Consolidated Balance Sheets. As of December 31, 2009 and 2008, the liability balance was $7 and $4, respectively. As of December 31, 2009 and 2008, $10 and $11, respectively, related to premium tax offsets were included in other assets.

11. Income Tax
The Company is included in The Hartford’s consolidated Federal income tax return. The Company and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain tax adjustments, is consistent with the “parent down” approach. Under this approach, the Company’s deferred tax assets and tax attributes are considered realized by it so long as the group is able to recognize (or currently use) the related deferred tax asset or attribute. Thus the need for a valuation allowance is determined at the consolidated return level rather than at the level of the individual entities comprising the consolidated group.
Income tax expense (benefit) is as follows:

	For the Years Ended December 31,
	2009	2008	2007
Income Tax Expense (Benefit)
Current — U.S. Federal	$298	$(686)	$177

Deferred — U.S. Federal Excluding NOL Carryforward	(2,387)	(776)	75
— Net Operating Loss Carryforward	688	(719)	—

Total Deferred	(1,699)	(1,495)	75

Total Income tax expense (benefit)	$(1,401)	$(2,181)	$252

Deferred tax assets (liabilities) include the following as of December 31:

Deferred Tax Assets	2009	2008
Tax basis deferred policy acquisition costs	$596	$660
Net unrealized loss on investments	1,258	2,924
Investment-related items	1,637	2,424
NOL Carryover	80	768
Minimum tax credit	514	241
Capital Loss Carryforward	256	24
Foreign tax credit carryovers	50	18
Depreciable & Amortizable assets	59	64
Other	35	19

Total Deferred Tax Assets	4,485	7,142
Valuation Allowance	(80)	(49)

Net Deferred Tax Assets	4,405	7,093

Deferred Tax Liabilities
Financial statement deferred policy acquisition costs and reserves	(1,302)	(3,614)
Employee benefits	(37)	(35)

Total Deferred Tax Liabilities	(1,339)	(3,649)

Total Deferred Tax Asset (Liability)	$3,066	$3,444

The Company had current federal income tax (payable)/recoverable of $(15) and $566 as of December 31, 2009 and 2008, respectively.
In management’s judgment, the net deferred tax asset will more likely than not be realized. Included in the deferred tax asset is the expected tax benefit attributable to foreign net operating losses of $290, which have no expiration. A valuation allowance of $80 has been recorded which relates to foreign operations. No valuation allowance has been recorded for realized or unrealized losses. In assessing the need for a valuation allowance, management considered taxable income in prior carryback years, future taxable income and tax planning strategies that include holding debt securities with market value losses until recovery, selling appreciated securities to offset capital losses, and sales of certain corporate assets. Such tax planning strategies are viewed by management as prudent and feasible and will be implemented if necessary to realize the deferred tax asset. However, we anticipate limited ability, going forward, to recognize a full tax benefit on realized losses which will result in additional valuation allowances.
If the Company were to follow a “separate entity” approach, it would have to record a valuation allowance of $387 related to realized capital losses. In addition, the current tax benefit related to any of the Company’s tax attributes realized by virtue of its inclusion in The Hartford’s consolidated tax return would have been recorded directly to surplus rather than income. These benefits were $65, $500 and $0 for 2009, 2008 and 2007 respectively.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004. During the first quarter of 2009, the Company received notification of the approval by the Joint Committee on Taxation of the results of the 2002 through 2003 examination. As a result, the Company recorded a tax benefit of $4. The IRS examination of 2004 through 2006 was concluded in the fourth quarter of 2009. As a result, the Company recorded a tax benefit of $35. In addition, the Company is working with the IRS on a possible settlement of a DRD issue related to prior periods which, if settled, may result in the booking of tax benefits. Such benefits are not expected to be material to the statement of operations. The Company does not anticipate that any of these items will result in a significant change in the balance of unrecognized tax benefits within 12 months.
A reconciliation of the tax provision at the U.S. Federal statutory rate to the provision (benefit) for income taxes is as follows:

	For the Years Ended December 31,
	2009	2008	2007
Tax provision at the U.S. federal statutory rate	$(1,245)	$(2,007)	$398
Dividends received deduction	(181)	(176)	(155)
Penalties	—	—	7
Foreign related investments	28	3	(4)
Other	(3)	(1)	6

Total	$(1,401)	$(2,181)	$252

12. Debt
In 2008, the Company made the decision to discontinue future issuances of consumer notes; this decision does not impact consumer notes currently outstanding.
In September 2006, the Company began issuing consumer notes through its Investor Notes Program. A consumer note is an investment product distributed through broker-dealers directly to retail investors as medium-term, publicly traded fixed or floating rate, or a combination of fixed and floating rate, notes. Consumer notes are part of the Company’s spread-based business and proceeds are used to purchase investment products, primarily fixed rate bonds. Proceeds are not used for general operating purposes. Consumer notes maturities may extend up to 30 years and have contractual coupons based upon varying interest rates or indexes (e.g. consumer price index) and may include a call provision that allows the Company to extinguish the notes prior to its scheduled maturity date. Certain Consumer notes may be redeemed by the holder in the event of death. Redemptions are subject to certain limitations, including calendar year aggregate and individual limits. The aggregate limit is equal to the greater of $1 or 1% of the aggregate principal amount of the notes as of the end of the prior year. The individual limit is $250 thousand per individual. Derivative instruments are utilized to hedge the Company’s exposure to market risks in accordance with Company policy.
As of December 31, 2009 and 2008 $1,136 and $1,210, respectively, of consumer notes were outstanding. As of December 31, 2009, these consumer notes have interest rates ranging from 4% to 6% for fixed notes and, for variable notes, based on December 31, 2009 rates, either consumer price index plus 80 to 260 basis points, or indexed to the S&P 500, Dow Jones Industrials, foreign currency, or the Nikkei 225. The aggregate maturities of consumer notes are as follows: $24 in 2010, $120 in 2011, $274 in 2012 and $200 in 2013, and $518 thereafter. For 2009 and 2008, interest credited to holders of consumer notes was $51 and $59, respectively.

13. Statutory Results
The domestic insurance subsidiaries of the Company prepare their statutory financial statements in conformity with statutory accounting practices prescribed or permitted by the applicable state insurance department which vary materially from U.S. GAAP. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (“NAIC”), as well as state laws, regulations and general administrative rules. The differences between statutory financial statements and financial statements prepared in accordance with U.S. GAAP vary between domestic and foreign jurisdictions. The principal differences are that statutory financial statements do not reflect deferred policy acquisition costs and limit deferred income taxes, life benefit reserves predominately use interest rate and mortality assumptions prescribed by the NAIC, bonds are generally carried at amortized cost and reinsurance assets and liabilities are presented net of reinsurance.
The statutory net income (loss) amounts for the years ended December 31, 2008 and 2007, and the statutory capital and surplus amounts as of December 31, 2008 and 2007 in the table below are based on actual statutory filings with the applicable regulatory authorities. The statutory net loss amount for the year ended December 31, 2009 and the statutory capital and surplus amount as of December 31, 2009 are estimates, as the respective 2009 statutory filings have not yet been made.

	For the Years Ended December 31,
	2009	2008	2007
Statutory net income (loss)	$(539)	$(2,533)	$255

Statutory capital and surplus	$5,365	$4,073	$4,448

The Company received approval from with the Connecticut Insurance Department regarding the use of two permitted practices in its statutory financial statements and those of its Connecticut-domiciled life insurance subsidiaries as of December 31, 2008. The first permitted practice related to the statutory accounting for deferred income taxes. Specifically, this permitted practice modified the accounting for deferred income taxes prescribed by the NAIC by increasing the realization period for deferred tax assets from one year to three years and increasing the asset recognition limit from 10% to 15% of adjusted statutory capital and surplus. The benefits of this permitted practice could not be considered by the Company when determining surplus available for dividends. The second permitted practice related to the statutory reserving requirements for variable annuities with guaranteed living benefit riders. Actuarial guidelines prescribed by the NAIC required a stand-alone asset adequacy analysis reflecting only benefits, expenses and charges that are associated with the riders for variable annuities with guaranteed living benefits. The permitted practice allowed for all benefits, expenses and charges associated with the variable annuity contract to be reflected in the stand-alone asset adequacy test. These permitted practices resulted in an increase to the Company’s estimated statutory surplus of $956 as of December 31, 2008. The effects of these permitted practices are included in the 2008 amounts in the table above.
In December, 2009 the NAIC issued SSAP 10R which modified the accounting for deferred income taxes prescribed by the NAIC by increasing the realization period for deferred tax assets from one year to three years and increasing the asset recognition limit from 10% to 15% of adjusted statutory capital and surplus. SSAP 10R will expire for periods after December 31, 2010.
14. Pension Plans, Postretirement, Health Care and Life Insurance Benefit and Savings Plans
Pension Plans
Hartford Life’s employees are included in The Hartford’s non-contributory defined benefit pension and postretirement health care and life insurance benefit plans. Defined benefit pension expense, postretirement health care and life insurance benefits expense allocated by The Hartford to the Company, was $32, $24 and $22 for the years ended December 31, 2009, 2008 and 2007, respectively.
Investment and Savings Plan
Substantially all U.S. employees are eligible to participate in The Hartford’s Investment and Savings Plan under which designated contributions may be invested in common stock of The Hartford or certain other investments. These contributions are matched, up to 3% of compensation, by the Company. In 2004, the Company began allocating a percentage of base salary to the Plan for eligible employees. In 2009, employees whose prior year earnings were less than $105,000 received a contribution of 1.5% of base salary and employees whose prior year earnings were more than $105,000 received a contribution of 0.5% of base salary. The cost to Hartford Life for this plan was approximately $13, $10 and $11 for the years ended December 31, 2009, 2008 and 2007, respectively.

15. Stock Compensation Plans
Hartford Life’s employees are included in The Hartford 2005 Incentive Stock Plan, The Hartford Employee Stock Purchase Plan and The Hartford Deferred Stock Unit Plan.
The Hartford has three primary stock-based compensation plans which are described below. Shares issued in satisfaction of stock-based compensation may be made available from authorized but unissued shares, shares held by The Hartford in treasury or from shares purchased in the open market. In 2009 and 2008, The Hartford issued shares from treasury in satisfaction of stock-based compensation. In 2007, The Hartford issued new shares in satisfaction of stock-based compensation. Hartford Life was allocated compensation expense of $25, $18 and $21 for the years ended December 31, 2009, 2008 and 2007, respectively. Hartford Life’s income tax benefit recognized for stock-based compensation plans were $7, $5 and $7 for the years ended December 31, 2009, 2008 and 2007, respectively. Hartford Life did not capitalize any cost of stock-based compensation.
Stock Plan
In 2005, the shareholders of The Hartford approved The Hartford 2005 Incentive Stock Plan (the “2005 Stock Plan”), which superseded and replaced The Hartford Incentive Stock Plan and The Hartford Restricted Stock Plan for Non-employee Directors. The terms of the 2005 Stock Plan are substantially similar to the terms of these superseded plans.
The 2005 Stock Plan provides for awards to be granted in the form of non-qualified or incentive stock options qualifying under Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock units, restricted units, restricted stock, performance shares, or any combination of the foregoing.
The fair values of awards granted under the 2005 Stock Plan are generally measured as of the grant date and expensed ratably over the awards’ vesting periods, generally three years. For stock option awards granted or modified in 2006 and later, the Company began expensing awards to retirement-eligible employees hired before January 1, 2002 immediately or over a period shorter than the stated vesting period because the employees receive accelerated vesting upon retirement and therefore the vesting period is considered non-substantive. All awards provide for accelerated vesting upon a change in control of The Hartford as defined in the 2005 Stock Plan.
Stock Option Awards
Under the 2005 Stock Plan, options granted have generally an exercise price equal to the market price of The Hartford’s common stock on the date of grant, and an option’s maximum term is ten years. Certain options become exercisable over a three year period commencing one year from the date of grant, while certain other options become exercisable at the later of the three years from the date of grant or upon the attainment of specified market appreciation of The Hartford’s common shares. For any year, no individual employee may receive an award of options for more than 1,000,000 shares. As of December 31, 2008, The Hartford had not issued any incentive stock options under any plans.
For all options granted or modified on or after January 1, 2004, The Hartford uses a hybrid lattice/Monte-Carlo based option valuation model (the “valuation model”) that incorporates the possibility of early exercise of options into the valuation. The valuation model also incorporates The Hartford’s historical termination and exercise experience to determine the option value.
Share Awards
Share awards are valued equal to the market price of The Hartford’s common stock on the date of grant, less a discount for those awards that do not provide for dividends during the vesting period. Share awards granted under the 2005 Plan and outstanding include restricted stock units, restricted stock and performance shares. Generally, restricted stock units vest after three years and restricted stock vests in three to five years. Performance shares become payable within a range of 0% to 200% of the number of shares initially granted based upon the attainment of specific performance goals achieved over a specified period, generally three years. The maximum award of restricted stock units, restricted stock or performance shares for any individual employee in any year is 200,000 shares or units.
Restricted Unit awards
In 2009, The Hartford began issuing restricted units as part of The Hartford’s 2005 Stock Plan. Restricted stock unit awards under the plan have historically been settled in shares, but under this award will be settled in cash and are thus referred to as “Restricted Units”. The economic value recipients will ultimately realize will be identical to the value that would have been realized if the awards had been settled in shares, i.e., upon settlement, recipients will receive cash equal to The Hartford’s share price multiplied by the number of restricted units awards.

Deferred Stock Unit Plan
Effective July 31, 2009, the Compensation and Personnel Committee of the Board authorized The Hartford Deferred Stock Unit Plan (“Deferred Stock Unit Plan”), and, on October 22, 2009, it was amended. The Deferred Stock Unit Plan provides for contractual rights to receive cash payments based on the value of a specified number of shares of stock. The Deferred Stock Unit Plan provides for two award types, Deferred Units and Restricted Units. Deferred Units are earned ratably over a year, based on the number of regular pay periods occurring during such year. Deferred Units are credited to the participants account on a quarterly basis based on the market price of The Harford’s common stock on the date of grant and are fully vested at all times. Deferred Units credited to employees prior to January 1, 2010 (other than senior executive officers hired on or after October 1, 2009) are not paid until after two years from their grant date. Deferred Units credited on or after January 1, 2010 (and any credited to senior executive officers hired on or after October 1, 2009) are paid in three equal installments after the first, second and third anniversaries of their grant date. Restricted Units are intended to be incentive compensation and unlike Deferred Units, vest over time, generally three years, and are subject to forfeiture. The Deferred Stock Unit Plan is structured consistent with the limitations and restrictions on employee compensation arrangements imposed by the Emergency Economic Stabilization Act of 2008 and the TARP Standards for Compensation and Corporate Governance Interim Final Rule issued by the U.S. Department of Treasury on June 10, 2009.
Employee Stock Purchase Plan
In 1996, The Hartford established The Hartford Employee Stock Purchase Plan (“ESPP”). Under this plan, eligible employees of The Hartford may purchase common stock of The Hartford at a 15% discount from the lower of the closing market price at the beginning or end of the offering period. Employees purchase a variable number of shares of stock through payroll deductions elected as of the beginning of the period. The fair value is estimated based on the 15% discount off of the beginning stock price plus the value of six-month European call and put options on shares of stock at the beginning stock price calculated using the Black-Scholes model.
Effective with the offering period beginning January 2010, the discount rate will change to 5% and the discounted price will be based on the market price per share on the last trading day of the offering period.

16. Transactions with Affiliates
Parent Company Transactions
Transactions of the Company with Hartford Fire, Hartford Holdings and its affiliates relate principally to tax settlements, reinsurance, insurance coverage, rental and service fees, payment of dividends and capital contributions. In addition, an affiliated entity purchased group annuity contracts from the Company to fund structured settlement periodic payment obligations assumed by the affiliated entity as part of claims settlements with property casualty insurance companies and self-insured entities. As of December 31, 2009 and 2008 the Company had $50 and $49 of reserves for claim annuities purchased by affiliated entities. For the year ended December 31, 2009, 2008 and 2007, the Company recorded earned premiums of $285, $461 and $525 for these intercompany claim annuities. Substantially all general insurance expenses related to the Company, including rent and employee benefit plan expenses are initially paid by The Hartford. Direct expenses are allocated to the Company using specific identification, and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which, depending on type, are allocated based on either a percentage of direct expenses or on utilization.
The Company has issued a guarantee to retirees and vested terminated employees (“Retirees”) of The Hartford Retirement Plan for U.S. Employees (“the Plan”) who retired or terminated prior to January 1, 2004. The Plan is sponsored by The Hartford. The guarantee is an irrevocable commitment to pay all accrued benefits which the Retiree or the Retiree’s designated beneficiary is entitled to receive under the Plan in the event the Plan assets are insufficient to fund those benefits and The Hartford is unable to provide sufficient assets to fund those benefits. The Company believes that the likelihood that payments will be required under this guarantee is remote.
Reinsurance Assumed from Affiliates
Hartford Life sells fixed market value adjusted (“MVA”) annuity products to customers in Japan. The yen based MVA product is written by the HLIKK, a wholly owned Japanese subsidiary of Hartford Life and subsequently reinsured to the Company. As of December 31, 2009 and 2008, $2.6 billion and $2.8 billion, respectively, of the account value had been assumed by the Company.
Effective August 31, 2005, a subsidiary of the Company, Hartford Life and Annuity Insurance Company (“HLAI”), entered into a reinsurance agreement with HLIKK. Through this agreement, HLIKK agreed to cede and HLAI agreed to reinsure 100% of the risks associated with the in-force and prospective GMIB riders issued by HLIKK on its variable annuity business. Effective July 31, 2006, the agreement was modified to include the GMDB on covered contracts that have an associated GMIB rider. The modified reinsurance agreement applies to all contracts, GMIB riders and GMDB riders in-force and issued as of July 31, 2006 and prospectively, except for policies and GMIB riders issued prior to April 1, 2005, which were recaptured. Additionally, a tiered reinsurance premium structure was implemented. GMIB riders issued by HLIKK subsequent to April 1, 2005 continue to be reinsured by HLAI. While the form of the agreement between HLAI and HLIKK for GMIB business is reinsurance, in substance and for accounting purposes the agreement is a free standing derivative. As such, the reinsurance agreement for GMIB business is recorded at fair value on the Company’s balance sheet, with prospective changes in fair value recorded in net realized capital gains (losses) in net income. The fair value of GMIB liability at December 31, 2009 and December 31, 2008 is $1.4 billion and $2.6 billion (of which $148 relates to the adoption of fair value), respectively.
Effective September 30, 2007, HLAI entered into another reinsurance agreement where HLIKK agreed to cede and HLAI agreed to reinsure 100% of the risks associated with the in-force and prospective GMAB, GMIB and GMDB riders issued by HLIKK on certain of its variable annuity business. The reinsurance of the GMAB riders is accounted for as a free-standing derivative recorded at fair value on the Company’s balance sheet, with prospective changes in fair value recorded in net realized capital gains (losses) in net income. Accordingly, the reinsurance of the GMAB is recorded at fair value on the Company’s balance sheet, with prospective changes in fair value recorded in net realized capital gains (losses) in net income. The fair value of the GMAB is a liability of $1 and $1 at December 31, 2009, and 2008, respectively. This treaty covered HLIKK’s “3 Win” annuity. This product contains a GMIB feature that triggers at a float value of 80% of original premium and gives the policyholder an option to receive either an immediate withdrawal of account value without surrender charges or a payout annuity of the original premium over time. As a result of capital markets underperformance, 97% of contracts, a total of $3.1 billion triggered during the fourth quarter of 2008, and of this amount $2.2 billion have elected the payout annuity. The Company received the proceeds of this triggering impact, net of the first annuity payout, through a structured financing transaction with HLIKK and will pay the associated benefits to HLIKK over a 12-year payout.
Effective February 29, 2008, HLAI entered into another reinsurance agreement where HLIKK agreed to cede and HLAI agreed to reinsure 100% of the risks associated with the in-force and prospective GMWB riders issued by HLIKK on certain variable annuity business. The reinsurance of the GMWB riders is accounted for as a free-standing derivative recorded at fair value on the Company’s balance sheet, with prospective changes in fair value recorded in net realized capital gains (losses) in net income. The fair value of the GMWB was a liability of $13 and $34 at December 31, 2009 and 2008, respectively.
The Reinsurance Agreement for GMDB business is accounted for as a Death Benefit and Other Insurance Benefit Reserves which is not reported at fair value. As of December 31, 2009 the liability for the assumed reinsurance of the GMDB and the net amount at risk was $52 and $2.7 billion respectively. As of December 31, 2008 the liability for the assumed reinsurance of the GMDB and the net amount at risk was $14 and $4.3 billion, respectively.

Reinsurance Ceded to Affiliates
Effective October 1, 2009, HLAI entered into a modified coinsurance and coinsurance with funds withheld reinsurance agreement with an affiliated captive reinsurer, White River Life Reinsurance (“WRR”). The agreement provides that HLAI will cede, and the affiliated captive reinsurer will reinsure 100% of the in-force and prospective variable annuities and riders written or reinsured by HLAI summarized below:
•	Direct written variable annuities and the associated GMDB and GMWB riders.

•	Variable annuity contract rider benefits written by HLIKK, which are reinsured to HLAI.

•	Annuity contracts and riders written by Union Security Insurance Company, which are reinsured to HLAI.

•	Annuitizations of, and certain other settlement options offered under, deferred annuity contracts
Under modified coinsurance, the assets and the liabilities associated with the reinsured business will remain on the consolidated balance sheet of HLIC in segregated portfolios, and the affiliated reinsurer will receive the economic risks and rewards related to the reinsured business.
The consolidated balance sheet as of December 31, 2009 reflects the unlock of deferred policy acquisition costs, unearned revenue reserves and sales inducement assets which were reduced by $1.9 billion, $93 and $218, respectively, related to the direct U.S. variable annuity business of HLAI. In addition, the consolidated balance sheet reflects a modco reinsurance receivable of $182 and a deposit liability of $600 from the affiliated captive reinsurer, as well as a net reinsurance recoverable of $761 related to this agreement. This reinsurance recoverable is comprised of an embedded derivative.
Under the coinsurance funds withheld portion of the agreement, HLIC’s consolidated balance sheet as of December 31, 2009 reflected a reduction in reserves of $143 which were passed to WRR and an offsetting funds withheld liability.
The initial fair value of the derivative associated with the ceded business was recorded as an in substance capital contribution between these related parties of $887, after-tax.
At inception of the contract, HLIC recognized in net income the unlock of the unearned revenue reserve, sales inducement asset and deferred policy acquisition costs related to the direct U.S. variable annuity business of HLAI, as well as the impact of remitting the premiums and reserves to WRR. The following table illustrates the transaction’s impact at inception on the Company’s Consolidated Statement of Operations:

Fee income and other	$84
Earned premiums	(50)

Total revenues	34

Benefits, losses and loss adjustment expenses	168
Amortization of deferred policy acquisition value of future profits	1,883
Other expenses	(9)

Total expenses	2,042

Loss before income taxes	(2,008)

Income tax benefit	(703)

Net loss	$(1,305)

In addition to these impacts upon inception, this transaction transfers the economics of a portion of the Company’s direct and all of the Company’s assumed GMIB, GMAB, and GMWB exposures to WRR. In the fourth quarter, the Company recognized a reduction of the direct and assumed liability ceded in this transaction along with a corresponding realized capital loss associated with the reduction in value of the embedded and freestanding derivative.
Effective November 1, 2007, a subsidiary insurance company (“Ceding Company”) entered into a coinsurance with funds withheld and modified coinsurance reinsurance agreement (“Agreement”) with an affiliate reinsurance company (“Reinsurer”) to provide statutory surplus relief for certain life insurance policies. The Agreement is accounted for as a financing transaction for U.S. GAAP. A standby unaffiliated third party Letter of Credit (“LOC”) supports a portion of the statutory reserves that have been ceded to the Reinsurer.

17. Restructuring, Severance and Other Costs
In the year ended December 31, 2009, the Company completed a review of several strategic alternatives with a goal of preserving capital, reducing risk and stabilizing its ratings. These alternatives included the potential restructuring, discontinuation or disposition of various business lines. Following that review, the Company announced that it would suspend all new sales in the European operations and that it was evaluating strategic options with respect to its institutional markets businesses. The Company has also executed plans to change the management structure of the organization and fundamentally reorganized the nature and focus of the Company’s operations. These plans resulted in termination benefits to current employees, costs to terminate leases and other contracts and asset impairment charges. The Company will complete these restructuring activities and execute final payment by December 2010.
Termination benefits related to workforce reductions and lease and other contract terminations have been accrued through December 31, 2009. Asset impairment charges have also been recorded in 2009. No significant additional costs are expected.
The following pre-tax charges were incurred during the year-ended December 31, 2009 in connection with the restructuring initiatives previously announced:

Total restructuring costs
Severance benefits	$19
Asset impairment charges	26
Other contract termination charges	5

Total restructuring, severance and other costs for the year ended December 31, 2009	$50

As of December 31, 2009 the liability for other contract termination charges was $5 as there were no payments made during the year ended December 31, 2009 for these charges. Amounts incurred during the year ended December 31, 2009 were recorded for segment reporting in the Company’s Other category as other expenses.
18. Sale of Joint Venture Interest in ICATU Hartford Seguros, S.A.
On November 23, 2009, in keeping with the Company’s June 2009 announcement to return to its historical strengths as a U.S.-centric insurance company, the Company entered into a Share Purchase Agreement to sell its joint venture interest in ICATU Hartford Seguros, S.A., (“IHS”), its Brazilian insurance operation, to its partner, ICATU Holding S.A., for $135. The transaction is expected to close in the first quarter of 2010. IHS primarily sells life insurance policies, capitalization products and private pension plans. The investment in IHS was reported by the Company as an equity method investment in Other Assets. As a result of the asset impairment charge, net of unrealized capital gains and foreign currency translation adjustments, the Company incurred an approximate $51 loss, pre-tax, or $44 loss, after-tax.
19. Quarterly Results for 2009 and 2008 (unaudited)

	March 31,		June 30,		September 30,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
Revenues	$3,149	$202	$1,714	$2,070	$392	$(77)	$845	$(477)

Benefits, claims and expenses	3,529	1,187	1,403	1,630	1,549	2,804	3,167	1,937

Net income (loss)	(213)	(568)	216	362	(713)	(1,823)	(1,447)	(1,525)

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
SCHEDULE I
SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN AFFILIATES

	As of December 31, 2009
			Amount at
			Which Shown on
Type of Investment	Cost	Fair Value	Balance Sheet
	($ in millions)
Fixed maturities
Bonds and notes
U.S. government and government agencies and authorities (guaranteed and sponsored)	$4,707	$4,552	$4,552
States, municipalities and political subdivisions	971	780	780
Foreign governments	824	846	846
Public utilities	3,790	3,899	3,899
All other corporate bonds	19,831	19,768	19,768
All other mortgage-backed and asset-backed securities	14,161	10,558	10,558

Total fixed maturities	44,284	40,403	40,403

Equity securities
Common stocks
Industrial, miscellaneous and all other	102	134	134
Non-redeemable preferred stocks	345	285	285

Total equity securities, available-for-sale	447	419	419
Equity securities, trading	2,359	2,443	2,443

Total equity securities	2,806	2,862	2,862

Mortgage loans	4,304	3,645	4,304
Real estate	105	105	105
Policy loans	2,120	2,252	2,120
Investments in partnerships and trusts	759	759	759
Futures, options and miscellaneous	506	233	233
Short-term investments	5,128	5,128	5,128

Total investments	$60,012	$55,387	$55,914

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
For the Years Ended December 31, 2009, 2008 and 2007

				Net	Benefits,		Amortization
	Fee			Realized	Claims and		of Deferred
	Income		Net	Capital	Claim	Insurance	Policy	Dividends
	and	Earned	Investment	Gains	Adjustment	Expenses and	Acquisition	to Policy-	Goodwill
Reporting Segment	Other	Premiums	Income	(Losses)	Expenses	Other	Costs	Holders	Impairment
	(In millions)
2009
Global Annuity	1,654	349	1,929	(1,245)	2,964	647	3,300	—	—
Life Insurance	1,104	(87)	317	(148)	659	210	315	1	—
Retirement Plans	321	3	315	(333)	269	346	56	—	—
Mutual Funds	455	—	(16)	1	—	332	58	—	—
Other	218	112	303	848	167	315	(2)	11	—

Consolidated operations	$3,752	$377	$2,848	$(877)	$4,059	$1,850	$3,727	$12	$—

2008
Global Annuity	2,033	890	1,539	(2,744)	2,600	724	1,272	—	184
Life Insurance	976	(65)	313	(252)	633	226	168	2	—
Retirement Plans	334	4	342	(272)	271	336	91	—	—
Mutual Funds	570	—	(12)	(1)	—	408	92	—	—
Other	242	155	160	(2,494)	297	246	(3)	11	—
Consolidated operations	$4,155	$984	$2,342	$(5,763)	$3,801	$1,940	$1,620	$13	$184

2007
Global Annuity	2,349	928	2,032	(573)	2,805	719	342	—	—
Life Insurance	1,050	(56)	354	(28)	595	303	119	3	—
Retirement Plans	238	4	355	(42)	249	170	59	—	—
Mutual Funds	595	—	(5)	—	—	409	85	—	—
Other	238	107	321	(291)	334	231	—	8	—
Consolidated operations	$4,470	$983	$3,057	$(934)	$3,983	$1,832	$605	$11	$—

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
SCHEDULE IV
REINSURANCE

					Percent-
			Assumed		age of
		Ceded to	from		Amount
	Gross	Other	Other	Net	Assumed
	Amount	Companies	Companies	Amount	to Net
	(In millions)
For the year ended December 31, 2009
Life insurance in force	$356,432	145,639	2,157	212,951	1.01%

Insurance Revenues

Life insurance and annuities	$4,581	628	70	4,023	—

Accident and health insurance	338	232	—	106	—

Total insurance Revenues	4,919	860	70	4,129	1.50%

For the year ended December 31, 2008
Life insurance in force	$353,030	$142,912	$2,264	$212,382	1.07%

Insurance Revenues
Life insurance and annuities	$5,467	$446	$48	$5,069	0.9%
Accident and health insurance	305	236	—	69	1.19%

Total insurance Revenues	$5,773	$682	$48	$5,139	0.9%

For the year ended December 31, 2007
Life insurance in force	$346,205	$147,021	$2,349	$201,533	1.2%

Insurance Revenues
Life insurance and annuities	$5,829	$451	$9	$5,387	0.2%
Accident and health insurance	306	243	4	67	6.0%

Total insurance Revenues	$6,134	$694	$13	$5,453	0.2%

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
SCHEDULE V
VALUATION AND QUALIFYING ACCOUNTS

		Additions		Deductions
		Charged to		Write-
	Balance	Costs and	Translation	offs/Payments/	Balance,
	January 1	Expenses	Adjustment	Other	December 31
2009
Accumulated depreciation of property and equipment	$11	$1	$—	$2	$14
Valuation allowance on deferred tax asset	$49	$31	$—	$—	$80
Valuation allowance on mortgage loans	$13	$292	$—	$(45)	$260
2008
Valuation allowance on deferred tax asset	$19	$30	$—	$—	$49
Valuation allowance on mortgage loans	$—	$13	$—	$—	$13
2007
Valuation allowance on deferred tax asset	$20	$(1)	$—	$—	$19

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